Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-239279

5,063,374 Shares

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to an aggregate of 5,063,374 shares of common stock issued or issuable upon exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $24,000.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VIVE.” On July 6, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.568. The recent market price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2020

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	9
RISK FACTORS	10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	34
USE OF PROCEEDS	36
Selling stockholder	37
MARKET FOR COMMON STOCK	38
DIVIDEND POLICY	39
DILUTION	40
CAPITALIZATION	41
DESCRIPTION OF SECURITIES	42
plan of distribution	55
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	57
WHERE YOU CAN FIND MORE INFORMATION	58
LEGAL MATTERS	59
EXPERTS	59

You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We have not done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Viveve,” “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference, including the section titled “Risk Factors” and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Overview

Viveve designs, develops, manufactures and markets a platform medical technology, which we refer to as Cryogen-cooled Monopolar RadioFrequency, or CMRF. Our proprietary CMRF technology is delivered through a radiofrequency generator, handpiece and treatment tip, which collectively, we refer to as the Viveve® System. Viveve Medical competes in the women’s intimate health industry in some countries by marketing the Viveve System as a way to improve the overall well-being and quality of life of women suffering from vaginal introital laxity, for improved sexual function, or stress urinary incontinence, depending on the relevant country-specific clearance or approval.  In the United States, the Viveve System is currently indicated for use in general surgical procedures for electrocoagulation and hemost.

At this time, the Viveve System is indicated for use and being marketed for use in general surgical procedures for electrocoagulation and hemostasis in the United States; the device has not been cleared or approved for use for the treatment of vaginal laxity, to improve sexual function, for vaginal rejuvenation, or for stress urinary incontinence in the United States. Accordingly, the Company is prohibited under current U.S. regulations from promoting it to physicians or consumers for these unapproved uses.

We believe the Viveve System and Viveve treatment provide a number of benefits for physicians and patients, including:

●	a safe, minimally-invasive, non-ablative procedure;

●	requiring only a single treatment;

●	compelling physician economics; and

●	ease of use.

Currently, the Viveve System is cleared for marketing in 57 countries throughout the world under the following indications for use:

Indication for Use	No. of Countries
General surgical procedures for electrocoagulation and hemostasis	4 (including the U.S.)
General surgical procedures for electrocoagulation and hemostasis of vaginal tissue and the treatment of vaginal laxity	32
For treatment of vaginal laxity	4
For treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	14
General surgical procedures for electrocoagulation and hemostasis and for the treatment of vaginal laxity	1
For vaginal rejuvenation	1
For treatment of vaginal laxity and to improve mild urinary incontinence and sexual function	1

The Viveve System consists of three main components: a radiofrequency (“RF”) generator housed in a table-top console, a reusable handpiece and a single-use treatment tip. Included with the system are single-use accessories (e.g. return pad, coupling fluid), as well as a cryogen canister that can be used for approximately four to five procedures, and a foot pedal. Physicians or medical practitioners attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired Viveve treatment without further intervention. The treatment is performed in a physician’s office and does not require the use of anesthesia. The tissue remodeling effect resulting from the Viveve treatment has been demonstrated by our pre-clinical and clinical research.

Our goal is to become the leading provider of non-invasive solutions to treat certain women’s intimate health conditions by:

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Increasing the Number of Installed Base of Viveve Systems. In our existing markets, we plan to (i) expand the number of Viveve Systems by leveraging our new business model, current and future clinical study results and through innovative marketing programs directed at both physicians and patients, where permissible by law, and (ii) expand our efforts and obtain regulatory approvals in additional markets, although there are no assurances that we will ever receive such approvals.

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Driving Increased Treatment Tip Usage. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients, where permitted by law. We intend to launch innovative marketing programs with physician customers, where permitted by law, to develop a high volume Viveve practice.

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Broadening the conditions we treat through robust clinical trials and regulatory label expansion. In addition to pursuing clearance/approval in the U.S. for the improvement of sexual function, we intend to conduct several clinical trials, and if successful, submit for regulatory clearance/approval in the U.S. and abroad for stress urinary incontinence and potentially vulvovaginal atrophy.

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Broadening Our Customer Base. While our initial focus is on marketing our procedure to the aesthetics and OB/GYN specialty, we intend to selectively expand our sales efforts into other physician specialties, such as urology, urogynecology, general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful treatments.

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Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips that, in the future, may allow for shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

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Investing in Intellectual Property and Patent Protection. We will continue to defend and invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights. Areas in which we may pursue additional patent protection include, but are not limited to, redesign of certain system components, disposable components and software algorithms. We believe that our intellectual property rights protect our position as the exclusive provider of a vaginal laxity treatment using monopolar RF technology in the U.S. and in many other countries.

As of March 31, 2020, we have a global installed base of 849 Viveve Systems and we have sold approximately 43,475 single-use treatment tips worldwide.

Recent Developments

Spending Reductions and Organizational Realignment

In response to the global COVID-19 pandemic, as of June 10, 2020, the Company has implemented a range of operational changes designed to support the safety and health of our employees, customers, distribution partners and other contacts as necessary. In addition, the Company has implemented a series of significant cost-cutting actions, including the furlough of 31 full-time employees, designed to reduce expenses and reposition resources to support the Company’s current customers and its pivotal clinical development program for our Cryogen-cooled, Monopolar Radiofrequency (CMRF) technology in the treatment of stress urinary incontinence (SUI). These deliberate actions, that included an approximate two-thirds reduction of the direct sales organization, are tailored to allow the Company to re-scale its commercial and operational activities as conditions improve.

Paycheck Protection Program Loan

On April 24, 2020, Viveve, Inc., a wholly-owned subsidiary of the Company, entered into a promissory note (the “Promissory Note”) evidencing an unsecured loan in the amount of $1,343,400 made under the Paycheck Protection Program (the “Loan”). The Paycheck Protection Program (or “PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration. The Loan to Viveve, Inc. is being made through Western Alliance Bank, an Arizona corporation (the “Lender”). The interest rate on the Loan is 1.00% and the term of the Loan is two years. Beginning seven months from the date of the Loan, Viveve, Inc. is required monthly payments of principal and interest. The promissory note evidencing the Loan contains customary events of default relating to, among other things, payment defaults or breaching the terms of the Loan documents. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from Viveve, Inc., or filing suit and obtaining judgment against Viveve, Inc. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. No assurance is provided that Viveve, Inc. will obtain forgiveness of the Loan in whole or in part.

Nasdaq Non-Compliance Notices

On April 21, 2020, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of our common stock for the thirty (30) consecutive business days from March 9, 2020 to April 20, 2020, we no longer meet the minimum bid price requirement. The letter states that under the Nasdaq Listing Rule 5810(c)(3)(A) and the relief granted as a result of the COVID-19 pandemic, we have 180 calendar days from July 1, 2020, or until December 28, 2020, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days. If we do not regain compliance with Nasdaq Listing Rule 5550(a)(2) by December 28, 2020, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. We intend to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse stock split of our outstanding securities, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. On May 18, 2020, we filed the definitive proxy statement for our annual meeting, including a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio in the range of one-for-two (1:2) to one-for-ten (1:10), such ratio to be determined in the sole discretion of the board of directors.

On May 4, 2020, Karen Zaderej resigned from the Company’s board of directors and its committees. Ms. Zaderej was an independent director of the Company and a member of the audit committee of the board of directors, and as a result of her resignation, the Company no longer complies with Nasdaq’s majority independent board requirements as set forth in Nasdaq Listing Rule 5605(b)(1) because a majority of the board of directors is not comprised of independent directors, and Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605(c)(2)(A) because the Audit Committee is not comprised of at least three independent directors. In accordance with Nasdaq Listing Rules, the Company notified Nasdaq of Ms. Zaderej's resignation and the resulting non-compliance. On May 6, 2020, the Company received a notice from Nasdaq acknowledging the fact that the Company does not meet the requirements of such rules. In accordance with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4) and the Nasdaq notice, to regain compliance with the Nasdaq Listing Rules, the Company has until the earlier of its next annual stockholders meeting or May 4, 2021; or if the next annual stockholders meeting is held before November 2, 2020, then the Company must evidence compliance no later than November 2, 2020. The Company shall have until November 2, 2020 to regain compliance as it expects to have its annual stockholders meeting before such date. The board of directors intends to identify a candidate to replace Ms. Zaderej and to appoint a new director who satisfies the requirements of the Nasdaq Listing Rules prior to the expiration of the applicable cure period.

In the event that our common stock is not eligible for continued listing on Nasdaq or another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

2020 Warrant Offering

On April 15, 2020, the Company reduced the exercise price of the outstanding Series A warrants and Series B warrants, originally issued in the November 2019 public offering, from $1.55 per share of common stock to $0.61 per share of common stock. On April 16, 2020, the Company entered into inducement letter agreements with certain institutional and accredited holders of Series A warrants and Series B warrants pursuant to which such holders agreed to exercise Series A warrants to purchase 4,820,584 shares of common stock and Series B warrants to purchase 242,790 shares of common stock for aggregate exercise proceeds to the Company of approximately $3,089,000. In conjunction, the Company also agreed to issue new Series A-2 warrants to purchase up to 4,820,584 shares of common stock as an inducement for the exercise of Series A warrants, and new Series B-2 warrants to purchase up to 242,790 shares of common stock as an inducement for the exercise of Series B warrants, in each case at an exercise price of $0.6371 per share of common stock and for a term of five years. The transaction closed on April 20, 2020.

2019 Public Offering and Debt Conversion

In November 2019, the Company closed an underwritten public offering of units (the “November 2019 Offering”) for gross proceeds of approximately $11,500,000, which included the full exercise of the underwriter's overallotment option to purchase additional shares and warrants. The net proceeds to the Company, after deducting underwriting discounts and commissions and other offering expenses and payable by the Company, were approximately $9,922,000.

The offering comprised of: (1) Class A Units, priced at a public offering price of $1.55 per unit, with each unit consisting of one share of common stock, a Series A warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the first anniversary of the date of issuance and a Series B warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the fifth anniversary of the issuance; and (2) Class B Units, priced at a public offering price of $1.55 per unit, with each unit consisting of one share of Series A convertible preferred stock, convertible into one share of common stock, a Series A warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the first anniversary of the date of issuance and a Series B warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the fifth anniversary of the issuance. The exercise price of these warrants was reduced to $0.61 in April 2020.

The securities comprising the units were immediately separable and were issued separately.

A total of 1,945,943 shares of common stock, 5,473,410 shares of Series A convertible preferred stock, Series A warrants to purchase up to 7,419,353 shares of common stock, and Series B warrants to purchase up to 7,419,353 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

In November and December 2019, the holders of Series A preferred stock converted 600,000 shares and 3,021,237 shares into common stock, respectively. In January and February 2020, the holders of Series A convertible preferred stock converted 1,183,151 shares and 669,022 shares into common stock, respectively. As of March 31, 2020, all Series A convertible preferred stock had been converted into common stock and there are no remaining shares of Series A convertible preferred stock outstanding.

In February 2020, a total of 1,026,240 shares of common stock were issued in connection with the exercise of Series A warrants for gross proceeds of approximately $1,591,000. In February 2020, a total of 45,473 shares of common stock were issued in connection with the exercise of Series B warrants for gross proceeds of approximately $70,000. As of March 31, 2020, there are Series A warrants to purchase a total of 6,393,113 shares of common stock and Series B warrants to purchase a total of 7,373,800 shares of common stock still remaining and outstanding.

In April 2020 (in connection with the 2020 Warrant Offering), a total of 4,820,584 shares of common stock were issued in connection with the exercise of Series A warrants for gross proceeds of approximately $2,941,000. In April 2020, a total of 242,790 shares of common stock were issued in connection with the exercise of Series B warrants for gross proceeds of approximately $148,000.

In May 2020, a total of 4,099 shares of common stock were issued in connection with the exercise of Series A warrants for gross proceeds of approximately $3,000.

In June 2020, a total of 35,001 shares of common stock were issued in connection with the exercise of Series A warrants for gross proceeds of approximately $21,000. In June 2020, a total of 43,300 shares of common stock were issued in connection with the exercise of Series B warrants for gross proceeds of approximately $26,000.

As of June 15, 2020, there are Series A warrants to purchase a total of 1,533,429 shares of common stock and Series B warrants to purchase a total of 7,087,790 shares of common stock still remaining and outstanding.

In connection with the closing of the November 2019 Offering, the Company’s secured lender, affiliates of CRG LP (“CRG”), converted approximately $28,981,000 of the outstanding principal amount under its term loan with CRG (plus accrued interest, the prepayment premium and the back-end fee applicable thereto), for an aggregate amount of converted debt obligations of approximately $31,300,000. The amounts converted into 31,300 shares of the newly authorized Series B convertible preferred stock convertible into 20,457,516 shares of common stock following an increase in the Company’s authorized stock. CRG was also issued and warrants to purchase up to 9,893,776 shares of common stock exercisable following an increase in the Company’s authorized stock at an exercise price of $1.836 per share. CRG entered into a one year lock up agreement on all securities that it holds. On December 31, 2019, the Company paid dividend in-kind of an additional 378 shares of Series B convertible preferred stock and a cash dividend of approximately $2,400 for the remaining fractional shares. On March 31, 2020, the Company paid dividend in kind of an additional 989 shares of Series B convertible preferred stock and a cash dividend of approximately $1,000 for the remaining fractional shares. As of June 10, 2020, there are 32,667 shares of Series B convertible preferred stock outstanding.

Effective Shelf Registration Statements

In November 2017, we filed a universal shelf registration statement with the SEC on Form S-3 for the proposed offering from time to time of up to $50,000,000 of our securities, including common stock, preferred stock, and/or warrants (the “2017 Shelf Registration Statement”). The 2017 Shelf Registration Statement currently has a balance of $35,016,000 available for future issuance. However, as a result of the limitations of General Instruction I.B.6. of Form S-3, or the so-called ‘baby shelf rules” the amount of shares of our common stock available for sale under a registration statement on Form S-3 is limited to one-third of the aggregate market value of our common equity held by non-affiliates of the Company over any rolling 12-month period. As of March 31, 2020, the Company had no capacity to issue shares under the 2017 Shelf Registration Statement due to these limitations.

PURSUIT - U.S. SUI Trial

In April 2020, the Company resubmitted its IDE to the FDA for approval to initiate its pivotal multicenter SUI trial PURSUIT – Prospective U.S. Radiofrequency SUI Trial. Following multiple rounds of discussions with the Agency, the resubmitted IDE addresses specific protocol requests during FDA initial review and provides positive results from additional in vivo animal safety testing requested by the FDA.

The trial is designed to evaluation the safety and efficacy of Viveve’s CMRF treatment versus an inert sham treatment for the improvement of SUI in women. Importantly, the PURSUIT protocol will compare CMRF treatment (90J/cm2 RF and cryogen-cooling) in the Active group to a clinically inert sham treatment (<1J/cm2 RF and <2 degrees tissue cooling cryogen delivery) in the control group. Pending FDA approval of the resubmitted IDE, Viveve plans to initiate the PURSUIT trial in the fall of 2020.

Three-Arm SUI Feasibility Study

In December 2019, the Company received approval of an Investigational Testing Application (ITA) from the Canadian Ministry of Health and in January 2020 initiated a three-arm, three-month feasibility study to compare Viveve’s cryogen-cooled monopolar radiofrequency (CMRF) treatment and a cryogen-only sham to an inert sham treatment for the improvement of Stress Urinary Incontinence (SUI) in women. Completion of subject enrollment in the study was reported in March 2020. Study subjects were randomized in a 1:1:1 ratio to the three arms and will be assessed using the 1-hour Pad Weight Test, 3-day Voiding Diary, the 24-hour Pad Weight Test and I-QOL at five months post treatment. The three-arm feasibility study read-out is currently planned for readout in late summer 2020. Due to patient, provider and medical facility health and safety concerns caused by the COVID-19 pandemic, the final subject follow-up visit was changed to 5 months versus 3 months.

VIVEVE II - U.S. Sexual Function Trial

In April 2020, topline results for the VIVEVE II (VIveve treatment of the Vaginal Introitus to EValuate Effectiveness) clinical study were reported by the Company. VIVEVE II is a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company’s cryogen-cooled monopolar radiofrequency (CMRF) technology for the improvement of sexual function in women following vaginal childbirth. Topline results indicated that the study did not meet its primary endpoint of demonstrating a statistically significant improved in the mean change from baseline in total Female Sexual Function Index (FSFI) at 12 months. Although there was substantial improvement in the total FSFI score from baseline to the final 12-month follow-up in the active group indicating a significant treatment effect, there was not sufficient separation from the sham treatment group to achieve statistical significance.

The study included 220 subjects that successfully completed 12-month follow-up. Subjects were randomized in a 1:1 ratio for the active (N=114) and the sham (N=106) treatments at 17 clinical sites in the United States. Adjusted mean change in total FSFI score at 12 months for the active group was 9.8 and the adjusted mean change for the sham group was 9.0, a difference of 0.8 (p=0.3942). There were no serious device-related adverse events reported. The treatment groups were well balanced, and the number of subjects lost to follow-up was as expected.

The Company is analyzing the complete data set, including all secondary and exploratory endpoints and will include the results in the final VIVEVE II clinical study report targeted for completion in the summer of 2020.

LIBERATE-International SUI Trial

In July 2019, topline results for the LIBERATE-International study in SUI conducted under an investigational testing application approved by the Canadian Ministry of Health were reported by the Company. In August 2019, Viveve reported additional clinical outcomes data from the study. While the study did not achieve statistical significance on the primary endpoint of mean change from baseline on the 1-hour Pad Weight Test at six months post-treatment compared to the control group, the full clinical data demonstrated a consistency of benefit at six months post-treatment across all endpoints in the majority of patients within both groups. The median change from baseline at six months post-treatment was -8.0g in the active group of 66 subjects (baseline median 12.8g) and -8.0g in the sham-control group of 33 subjects (baseline median 12.9g).

LIBERATE International was a randomized, double-blind, sham-controlled study conducted at 9 sites in Canada and included enrollment of 99 patients suffering from mild-to-moderate SUI. Patients were randomized in a 2:1 ratio to either treatment (90J/cm2 RF with cryogen-cooling) or (Sham treatment (sub-treatment dose of ≤1 J/cm2 cryogen-cooling). (Patients were followed for six months post-treatment to assess the primary efficacy and safety of the treatment with data being collected at one, three and six months. Eighty-five subjects successfully completed the six-month study and no serious device-related events were reported.

The primary efficacy endpoint was the 6-month change from baseline in the one-hour pad weight test. Secondary endpoints, included: 24-hour pad weight test, daily incontinence episodes,(3-day diary), as well as composite scores from the validated UDI-6 (Urogenital Distress Inventory-Short Form), IIQ-7 (Incontinence Impact Questionnaire), ICIQ-UI-SF (International Consultation on Incontinence Questionnaire-Urinary Incontinence-Short Form), and FSFI (Female Sexual Function Index) outcome questionnaires.

Across all endpoints, the efficacy of both the Active and Sham treatments were highly clinically relevant. For the primary endpoint, median percentage decrease from baseline (CFB) to 6 months post-treatment in 1-hr pad weight for the Active group was 77.2% and 81.0% for the Sham group. However, the differences were not significant between the Active and Sham groups.

Launch of Next Generation 2.0 Platform

Canada: In April 2020, Viveve received regulatory clearance from the Canadian Ministry of Health for its next generation Viveve 2.0 CMRF system and consumable treatment tips for improvement of sexual function in women following vaginal childbirth. The clearance in Canada brings additional momentum to the company’s rapidly expanding Viveve 2.0 platform throughout the world with its availability now throughout North America, Asia and over 30 European countries.

Taiwan: In March 2020, Viveve announced registration clearance from the Taiwanese Food and Drug Administration for the Viveve 2.0 CMRF system and consumable treatment tips for use in general surgical procedures for electrocoagulation and hemostasis. Taiwan represents one of the largest markets in Asia for advanced medical procedures. Viveve continues its support of Dynamic Medical Technologies, Inc., their exclusive distribution partner in Taiwan, and their efforts to advance clinician adoption and utilization of the company’s innovative CMRF technology platform for the treatment of women’s intimate health conditions.

South Korea: In December 2019, Viveve received registration clearance by the Korean Ministry of Food and Drug Safety for its next generation Viveve 2.0 CMRF system for use in general surgical procedures for electrocoagulation and hemostasis as well as for the treatment of vaginal laxity. Clearance of the Viveve 2.0 System in South Korea represents an important milestone in the Company’s ongoing regulatory strategy to expand the global commercial footprint of its next generation CMRF technology platform and consumable treatment tips that are currently available in the U.S., European Union, China, and South Korea.

China: In December 2019, Viveve reported the launch of its next generation 2.0 System and consumable treatment tips in mainland China, Hong Kong and Macau with Paragon Meditech, the Company’s exclusive distribution partner in the region. The Paragon hosted launch event included more than 70 key opinion leader customers in Dalian, China. The comprehensive event was enthusiastically received by participating women’s health and aesthetic practitioners from Mainland China and other Asian markets across Paragon’s territories.

United States: In June 2019, the Company received 510(k) clearance by the U.S. Food and Drug Administration of its next generation Viveve 2.0 System and consumable treatment tips for use in general surgical procedures for electrocoagulation and hemostasis. The regulatory agency clearance is believed to represent another important confirmation of the safety profile of Viveve’s CMRF technology platform.

European Union: In April 2019, the Company received CE Mark clearance for its next generation Viveve 2.0 CMRF system and treatment tips in European Union and European Economic Area countries. As part of our ongoing regulatory strategy to expand the commercial launch of our Viveve 2.0 CMRF system globally, the Company’s next generation system and its consumable treatment tips are now available in over 30 countries in Europe. The Company’s Viveve 2.0 CMRF system significantly reduced manufacturing costs for both the next generation system and for the consumable tips since becoming available in the U.S. and it is projected to have a positive impact on our overall gross margins going forward.

U.S. Commercial Sales Transition to Recurring Revenue Rental Model

In June 2019, U.S. sales of the Viveve System transitioned from a capital equipment sales model to a recurring revenue rental model. The new U.S. commercial sales model is intended to lower up-front costs for customers and thus lower hurdles to adoption, increase placement rates, and improve profitability by significantly reducing selling time per unit. The new commercial sales model successfully increased physician adoption rates in the months following its implementation and continued to gain traction in the U.S. market well into the first quarter of 2020. In December 2019, Viveve Systems placed with new customers have represented a higher monthly productivity rates and lower costs per system placed per sales representative. To date, the rental revenue generated has not been material. Sale of Viveve products outside of the U.S. continue to be supported by the Company’s current distributors without significant change to the international business model.

Late in the first quarter of 2020, the negative impact of the COVID-19 pandemic on medical facilities and practitioners was in full effect in the United States. Federal, regional and local government and public health agencies issued directives halting performance of non-essential medical treatments and elective procedures in an effort to combat the spread of the coronavirus and protect public health and safety. As a result, an estimated 70-80% of Viveve’s U.S. customers either temporarily closed their medical practices or dramatically reduced services and staff. The consequence has been both a public health and economic crisis that is continuing for existing and prospective Viveve customers. In a supportive partnership response, Viveve contacted all of its subscription customers and provided them with a two-month deferral of the rental payment. We anticipate that until the COVID-19 pandemic abates, practices begin to re-open and elective patient’s safety concerns are reduced that we will experience reduced revenue from existing subscription customers, as well as a greatly reduced number of new and prospective customers.

Under the recurring revenue rental model, customers may lease the Viveve System for a set initial term. After the initial term, the customer may purchase the Viveve System, continue to pay a monthly rental amount or terminate the contract.

The rental program is accounted for under the Financial Standards Board’s (‘FASB”) Accounting Standards Codification (“ASC”) No. 2016-02, Leases (Topic 842) and meets the classification criteria for an operating lease. Revenue from the rental program is included in revenue and is currently not a material amount. The Viveve Systems that are being leased are included in property and equipment, net and depreciated over their expected useful lives of 5 years. When other products (“non-lease components”), such as single-use treatment tips or ancillary consumables, are included in the offering, the Company follows the relevant guidance in ASC Topic 606, Revenue from Contracts with Customers, to determine how to allocate contractual consideration between the lease and non-lease components.

Corporate Information

On September 23, 2014, the Company (formerly PLC Systems, Inc.) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger, or the Merger Agreement, by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation, or the Merger. In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business. We are currently located at 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112 and our telephone number is (720) 696-8100. Our website can be accessed at www.viveve.com. The information contained on or that may be obtained from our website is not a part of this prospectus. Viveve, Inc. operates as a wholly-owned subsidiary of Viveve Medical and was incorporated in 2005 by Jonathan Parmer, MD, an OBGYN physician.

“Viveve,” is a registered trademark. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

 ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDERS

On April 16, 2020, we entered into letter agreements with certain of our warrant holders, or the Warrant Holders, who were previously issued Series A Common Stock Purchase Warrants and Series B Common Stock Purchase Warrants, or collectively the 2019 Warrants, pursuant to which such Warrant Holders agreed to exercise their 2019 Warrants. The 2019 Warrants and the shares of our common stock underlying them were issued and sold by us pursuant to a registration statement on Form S-1, which was initially filed with the SEC on September 5, 2019 and declared effective on November 22, 2019 (File No. 333-233639).

On April 20, 2020, pursuant to the letter agreements described above, in consideration of the Warrant Holders exercising 2019 Warrants to purchase 5,063,374 shares of our common stock underlying the 2019 Warrants, we issued to the Warrant Holders new Series A-2 Common Stock Purchase Warrants and Series B-2 Common Stock Purchase Warrants, or collectively the 2020 Warrants, to purchase 5,063,374 shares of our common stock. The 2020 Warrants have an exercise price of $0.6371 per share. We raised approximately $3.1 million in gross proceeds in this transaction.

The issuance of the 2020 Warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Act and Rule 506 of Regulation D promulgated thereunder. We are filing this prospectus to register the issuance of the shares of our common stock underlying the 2020 Warrants upon the exercise thereof.

THE OFFERING

Common stock to be offered by the selling stockholders hereunder	5,063,374 shares of common stock issued or issuable upon exercise of the 2020 Warrants

Common stock outstanding before this offering	15,655,207 shares as of June 10, 2020

Common stock to be outstanding after giving effect to the issuance of 5,063,374 shares upon the exercise of the 2020 Warrants	20,718,581 shares

Use of proceeds

If all of the 2020 Warrants for which the underlying shares are registered were exercised for cash at the current exercise price of $0.6371, we would receive total proceeds of approximately $3.2 million. In the event that the exercise price of the 2020 Warrants is reduced upon a subsequent offering by us at a lower price pursuant to the terms thereof, the proceeds shall reduce correspondingly. We cannot assure you that any of the 2020 Warrants will be exercised. See “Use of Proceeds.”

Risk factors

This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 10 of this prospectus and the documents incorporated by reference herein for a discussion of factors to consider before deciding to purchase our securities.

Nasdaq Capital Market trading symbol of common stock	“VIVE”

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to Our Business

We are dependent upon the success of the Viveve System, which has a limited commercial history. If the device fails to gain or loses market acceptance, our business will suffer.

In 2012, we began marketing the Viveve System (radiofrequency generator, handpiece and single-use treatment tips) and other ancillary consumables, in Canada, Hong Kong and Japan. Since then, we have expanded our market to a total of 57 countries, including the United States. Our continued success depends on our ability to significantly penetrate current or new markets. If demand for the Viveve System and Viveve treatment does not expand in new markets or does not increase in existing markets as we anticipate, or if demand declines, our business, financial condition and results of operations will be harmed.

We compete against companies that have more established products, longer operating histories and greater resources, which may prevent us from achieving significant market penetration or increased operating results.

The medical device and aesthetics markets are highly competitive and dynamic and are marked by rapid and substantial technological development and product innovations. Demand for the Viveve System could be diminished by equivalent or superior products and technologies developed by competitors. Specifically, Viveve competes against other offerings in these markets, including laser and other light-based medical devices, pharmaceutical and consumer products, surgical procedures and exercise therapies.

Competing in these markets could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company, the Viveve System, and the Viveve treatment from our competitors and their products, on such factors as:

●	safety and effectiveness;

●	product pricing;

●	success of our marketing initiatives;

●	compelling clinical data;

●	intellectual property protection;

●	quality of customer support; and

●	development of successful distribution channels, both domestically and internationally.

Some of our competitors have more established products and customer relationships than we have, which could inhibit our market penetration efforts. For example, we may encounter situations where, due to pre-existing relationships, potential customers decide to purchase additional products from our competitors. Potential customers may need to recoup the cost of expensive products that they have already purchased to perform LVR surgery or vaginoplasty and thus may decide not to purchase, or to delay the purchase of, the Viveve System. If we are unable to achieve continued market penetration, we will be unable to compete effectively, and our business will be harmed.

In addition, potential competitors could have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have and could utilize their greater resources to acquire or develop new technologies or products that could effectively compete with our existing product. Given the relatively few competitors currently in the market, any such action could exacerbate existing competitive pressures, which could harm our business.

Performing clinical studies with the Viveve System and collecting data from the Viveve treatment is inherently subjective, and we have limited data regarding the efficacy of the Viveve procedure. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

We believe that in order to significantly grow our business, we will need to conduct in process and future clinical studies of the effectiveness of the Viveve System and Viveve treatment. Clinical studies of sexual function and SUI are subject to a number of limitations. First, some of these studies do not involve objective standards for measuring the effectiveness of treatment. Subjective, patient reported outcomes are the most common method of evaluating effectiveness. As a result, clinical studies may conclude that a treatment is effective even in the absence of objective measures. Second, as with other non-invasive, energy-based treatments, the effect of the Viveve treatment varies from patient to patient and can be influenced by a number of factors, including the age, ethnicity and degree of vaginal laxity, sexual function, and SUI of the patient, among other things.

Current reported studies of Viveve’s CMRF technology have investigated improvement in vaginal laxity, sexual function and SUI using single-arm studies where all patients enrolled in the trial received the same treatment without comparison to a control group. Clinical studies designed in a randomized, blinded and controlled fashion (e.g., assessing the efficacy of a product or therapy versus a placebo or sham group) represent the gold-standard in clinical trial design. A sham-controlled treatment or procedure refers to a procedure performed as a control and that is similar to the treatment or procedure under investigation without the key therapeutic element being investigated. Future clinical studies, which may be required to drive physician adoption or support regulatory clearance or approval, will likely require randomized, blinded and controlled trial designs. In the fourth quarter of 2014, we initiated a randomized, blinded and sham-controlled clinical trial in Europe and Canada designed to demonstrate the efficacy of the Viveve procedure versus a sham-controlled procedure for the treatment of vaginal laxity and sexual function (the “OUS Clinical Trial”). In the second quarter of 2018, we initiated a randomized, double-blind, sham-controlled clinical trial in the United States designed to evaluate the efficacy and safety on the Viveve procedure versus the sham-controlled procedure for the treatment of vaginal laxity and sexual function. We expect to complete this study by the end of the first quarter of 2020.

Additionally, we have not conducted any head-to-head clinical studies that compare results from treatment with the Viveve System to surgery or treatment with other therapies. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase the Viveve System. If we decide to pursue additional studies in the future, such studies could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, the Viveve procedure may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

We currently have clearance to market the Viveve System in the U.S. for use in general surgical procedures for electrocoagulation and hemostasis but not for vaginal laxity, sexual function, or stress urinary incontinence. If we want to sell our device and single-use treatment tips in the U.S. for the treatment of vaginal laxity, sexual function, or stress urinary incontinence, we will need to obtain additional FDA clearance or approval, which may not be granted.

Developing and promoting our CMRF technology in additional countries for additional indications, including the U.S., is a key element of our future growth strategy. We currently do not have FDA clearance or approval to market the Viveve System in the U.S. for the treatment of vaginal laxity, sexual function, or stress urinary incontinence. We intend to seek clearance or approval from the FDA to expand our marketing efforts and have engaged with the FDA to help improve our likelihood of success. However, we cannot predict whether we will receive such clearances or approvals. The FDA has required us to conduct clinical trials to support regulatory clearance or approval, which trials are be time-consuming and expensive, and may produce results that do not result in clearance or approval of our FDA marketing application. In the event that we do not obtain FDA clearance or approval of the Viveve System for the treatment of vaginal laxity, sexual function, or stress urinary incontinence, we will be unable to promote it in the U.S. for those indications, and the ability to grow our revenues may be adversely affected.

Our business is not currently profitable, and we may not be able to achieve profitability even if we are able to generate significant revenue.

As of March 31, 2020, we have incurred losses since inception of approximately $204.2 million. In the three months ended March 31, 2020, we incurred a loss of $7.3 million. In 2019 and 2018, we incurred losses of $42.5 million and $50.0 million, respectively. Even though our revenue may increase, we expect to incur significant additional losses while we grow and expand our business. We cannot predict if and when we will achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock and may require us to seek additional financing for our business. There are no assurances that we will be able to obtain any additional financing or that any such financing will be on terms that are favorable to us.

If there is not sufficient consumer demand for the procedures performed with our products, demand for our products could decline, which would adversely affect our operating results.

The medical device and aesthetic markets in which we operate are particularly vulnerable to economic trends. The procedures performed using the Viveve System are elective procedures that are not currently reimbursable through government or private health insurance. The cost of these elective procedures must be borne by the patient. As a result, the decision to undergo a procedure that uses our products may be influenced by the cost.

Consumer demand, and therefore our business, is sensitive to a number of factors that affect consumer spending, including political and macroeconomic conditions, health of credit markets, disposable consumer income levels, consumer debt levels, interest rates, consumer confidence and other factors. If there is not sufficient consumer demand for the procedures performed with our products, practitioner demand for our products would decline, and our business would suffer.

It is difficult to forecast future performance, which may cause our financial results to fluctuate unpredictably.

Our limited operating history makes it difficult to predict future performance. Additionally, the demand for the Viveve System may vary from quarter to quarter. A number of factors, over which we have limited or no control, may contribute to fluctuations in our financial results, such as:

●	delays in receipt of anticipated purchase orders;

●	performance of our independent distributors;

●	positive or negative media coverage of the Viveve treatment or products of our competitors;

●	our ability to obtain further regulatory clearances or approvals;

●	delays in, or failure of, product and component deliveries by our subcontractors and suppliers;

●	customer response to the introduction of new product offerings; and

●	fluctuations in foreign currency.

Our limited operating history has limited our ability to determine an appropriate sales price for our products.

Our historical operating performance has limited our ability to determine the proper sales or lease prices for the Viveve System and the single-use treatment tips. Establishing appropriate pricing for our capital equipment and components has been challenging because there have not existed directly comparable competitive products. We may experience similar pricing challenges in the future as we enter new markets or introduce new products, which could have an unanticipated negative impact on our financial performance.

If there is not sufficient patient demand for our treatments, practitioner demand for the Viveve System could drop, resulting in lower revenue and unfavorable operating results.

All procedures performed using the Viveve System are elective procedures, the cost of which must be borne by the patient and are not currently reimbursable through government or private health insurance. The decision to undergo a Viveve treatment is thus driven by consumer demand, which may be influenced by a number of factors, such as:

●	whether our marketing efforts directed toward increasing consumer awareness of the Viveve treatment, for which we have limited experience and resources and indications, are successful;

●	the extent to which physicians recommend the Viveve treatment to their patients;

●	the cost, safety and effectiveness of the Viveve procedure versus alternative treatments;

●	general consumer sentiment about the benefits and risks of such procedures; and

●	consumer confidence, which may be impacted by economic and political conditions.

Our financial performance could be materially harmed in the event that any of the above factors discourage patients from seeking the Viveve treatment.

The failure of the Viveve treatment to meet patient expectations or the occurrence of unpleasant side effects from a Viveve treatment could impair our financial performance.

Our future success depends upon patients having a positive experience with the Viveve treatment in order to increase physician demand for our products, as a result of positive feedback and word-of-mouth referrals. Patients may be dissatisfied if their expectations of the procedure, side effects and results, among other things, are not met. Despite what we believe to be the safety of the Viveve treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue. Experiencing any of these side effects could discourage a patient from completing a Viveve treatment or discourage a patient from having future procedures or referring the Viveve procedure to others. In order to generate referral business, we believe that patients must be satisfied with the effectiveness of the Viveve treatment. Results obtained from the procedure are subjective and may be subtle. The Viveve treatment may produce results that may not meet patients’ expectations. If patients are not satisfied with the procedure or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.

Our success depends on growing physician adoption of the Viveve System and continued use of treatment tips.

Some of our target physician customers already own self-pay device products. Our ability to grow our business and convince physicians to purchase or rent a Viveve System depends on the success of our sales and marketing efforts. Our business model involves both an equipment rental and continued purchases by our customers of single-use treatment tips and ancillary consumables. This may be a novel business model for many potential customers who may be used to competing products that are exclusively capital equipment, such as many laser-based systems. We must be able to demonstrate that the cost of the Viveve System and the revenue that the physician can derive from performing procedures using it are compelling when compared to the cost and revenue associated with alternative products or therapies. When marketing to plastic surgeons, we must also, in some cases, overcome a bias against non-invasive procedures. If we are unable to increase physician adoption of our device and use of the treatment tips, our financial performance will be adversely affected.

Our revenue may suffer due to our transition of U.S. sales from a capital equipment sales model to a recurring revenue rental model

In June 2019, U.S. sales of the Viveve System transitioned from a capital equipment sales model to a recurring revenue rental model. The new U.S. commercial sales model is intended to lower up-front costs for customers and thus lower hurdles to adoption, increase placement rates, and improve profitability by reducing selling time per unit. The transition has resulted in reduced revenue in 2019 per unit placed, which is projected to be offset by higher unit placements and improved revenue performance in the long term. While physician adoption rates have increased since this transition, the unit placements in the long term may not be sufficient to offset the reduced revenue per unit placed.

To successfully market and sell the Viveve System internationally, we must address many issues with which we have limited experience.

Sales outside the U.S. accounted for 44%, 27% and 28% of our revenue during the year ended December 31, 2019, 2018 and 2017, respectively. International sales are subject to a number of risks, including:

●	difficulties in staffing and managing international operations;

●	difficulties in penetrating markets in which our competitors’ products may be more established;

●	reduced or no protection for intellectual property rights in some countries;

●	export restrictions, trade regulations and foreign tax laws;

●	fluctuating foreign currency exchange rates;

●	foreign certification and regulatory clearance or approval requirements;

●	difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;

●	customs clearance and shipping delays;

●	compliance with anti-bribery laws such as U.S. Foreign Corrupt Practices Act and its foreign counterparts;

●	political and economic instability; and

●	preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.

If we violate the U.S. Foreign Corrupt Practices Act or applicable anti-bribery laws in other countries our business could be harmed.

We earn a significant portion of our total revenues from international sales. As a result, we are subject to the U.S. Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment and requires companies to maintain appropriate record-keeping and internal accounting practices to accurately reflect the transactions of the Company. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by agents or local partners or representatives. In addition, the government may seek to hold us liable for successor liability FCPA violations committed by companies which we acquire. We are also subject to the U.K. Bribery Act and may be subject to certain anti-corruption laws of other countries in which we do business. If we or our intermediaries fail to comply with the requirements of the FCPA or the anti-corruption laws of other countries, governmental authorities in the U.S. or other countries could seek to impose civil and/or criminal penalties, which could have a material adverse effect on our business, results of operations, financial conditions and cash flows.

We depend on distributors to market and sell the Viveve System internationally. If they are not successful, our marketing and sales efforts will be harmed.

We currently depend exclusively on third-party distributors to sell and service the Viveve System internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell the Viveve System. Distributors may not commit the necessary resources to market, sell and service our device to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected.

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases, could seriously harm our research and development, manufacturing and commercialization efforts, increase our costs and expenses and have a material adverse effect on our business, financial condition and results of operations.

Broad-based business or economic disruptions caused by the COVID-19 pandemic could adversely affect our ongoing or planned research and development activities, our manufacturing operations and our commercialization efforts. COVID-19 originated in Wuhan, China, and has since spread globally. To date, the COVID-19 pandemic has caused significant disruptions to the U.S. and global economies and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including the U.S., have reacted by instituting quarantines, restrictions on travel and mandatory closures of businesses. Certain states and cities, including where we or the third parties with whom we engage operate, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on the types of projects that may continue. However, these government policies and directives are subject to change and many companies, including ours, maintain a work-from-home policy for office employees and sales representatives, and have implemented policies for our researchers and manufacturing workers designed to provide for a safe environment while maintaining progress on important laboratory research and commercial product supply.

The extent to which the COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, impacts our product development, manufacturing capabilities, sales and marketing operations, future nonclinical studies and clinical trials and commercialization efforts will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of such pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The rapid development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic may adversely affect our business, financial condition and results of operations, and it may have the effect of heightening many of the risks described herein, including the below.

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As announced on March 30, 2020, to help slow the spread of COVID-19, most of our employees have been operating under a work from home policy in accordance with guidance issued by the Centers for Disease Control and Prevention (“CDC”), the World Health Organization (“WHO”) and state and local authorities. As such, our sales representatives are not visiting provider offices, which we believe is a necessary step to help protect patient health and facilitate providers’ attention to direct patient care during this challenging situation. As a result, our commercial operations have been adversely impacted and will continue to be impacted for the duration that our sales representatives are unable to continue their normal operations.

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Effective March 30, 2020, our organization, with the exception of a limited number of essential roles, operated under a reduction in hours or, in certain cases, furlough for approximately six weeks. Although much of the organization has since been brought back to full hours, in the future, it may be necessary to return to work-from-home arrangements for our employees because of restrictions related to COVID-19 and, as a result, we may again determine to reduce hours or, in certain cases, furlough employees. In such a case, our employees could find alternative employment and leave the Company, and we cannot assure that our staff, when it returns from any such reduction in hours, operates at the same level of effectiveness as before the reduction of hours. In addition, adoption of work-from-home requirements could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions, any of which could adversely impact our business operations.

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Given the economic downturn and increased unemployment in the U.S. related to COVID-19, millions of individuals have lost or will be losing their employer-based insurance coverage, which may adversely affect our ability to commercialize our products. In addition, market disruption and rising unemployment caused by the COVID-19 pandemic may lead to delays in obtaining insurance coverage and reimbursement of products as well as an increase in the numbers of uninsured patients and patients who may no longer be able to afford their co-insurance or co-pay obligations.

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We are currently evaluating the Viveve System and Viveve treatment in clinical trials. However, the COVID-19 pandemic may have an impact on the timing of conducting these trials, including initiation, opening of clinical trial sites and enrollment of patients. We are aware that some trial sponsors have encountered challenges in conducting clinical activities during the ongoing COVID-19 pandemic, including site closures and restrictions on site visits, and we may similarly experience such challenges in our planned clinical trials.

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We currently rely on third parties to, among other things, manufacture and repair of key elements of the Viveve System. If any such third parties in our supply chain for materials are adversely impacted by restrictions resulting from the COVID-19 pandemic, including staffing shortages, production slowdowns and disruptions in delivery systems, our supply chain may be disrupted.

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Health regulatory agencies globally may experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced to continue to monitor our clinical trials and, as a result, review, inspection, and other timelines may be materially delayed. For example, in April 2020, the FDA stated that its New Drug Program was continuing to meet program user fee performance goals, but due to many agency staff working on COVID-19 activities, it was possible that the FDA would not be able to sustain that level of performance indefinitely. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of the Viveve System.

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The trading prices for our common stock and other specialty pharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the COVID-19 pandemic could materially and adversely affect our business and the value of our common stock.

As a result of the COVID-19 pandemic, our commercial activities, manufacturing operations and clinical development progress, data and timelines, and general business operations, could be delayed or materially harmed, and our business, prospects, financial condition, and results of operations would suffer as a result.

We currently have limited sales and marketing resources or experience and failure to build and manage a sales force or to market and distribute the Viveve System effectively could have a material adverse effect on our business.

Our sales and marketing organization is structured so that we rely on a direct sales force to sell the Viveve System in the United States. However, in the first quarter of 2019, we reorganized and reduced the number of direct sales reps selling our products. We believe our reorganization will help reduce our operating expenses. We do not currently anticipate making any significant changes to our international distribution network.

Our reorganization may not have the desired effect of reducing our operating expenses and may result in a disruption to our business, adversely affect our sales and marketing organization and make it more difficult to retain qualified personnel. In addition, our management may divert a disproportionate amount of time away from its day-to-day activities to devoting a substantial amount of time to managing the reorganization which may increase our expenses. Our future financial performance and ability to compete effectively will depend, in part, on our ability to effectively manage the reorganization and future growth. To that end, we must be able to:

●	hire qualified individuals as needed;

●	provide adequate training for the effective sale of our device; and

●	retain and motivate sales employees.

We may not be able to accomplish these tasks and successfully execute the reorganization which could harm our financial results and have a material adverse effect on our business.

Competition among providers of devices for the medical device and aesthetics markets is characterized by rapid innovation, and we must continuously innovate technology and develop new products or our revenue may decline.

While we attempt to protect our technology through patents and other intellectual property rights, there are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with our products. For example, while we believe our monopolar RF technology maintains a strong intellectual property position, there may be other companies employing competing technologies which claim to have a similar clinical effect to our technology. Additionally, there are others who may market monopolar RF technology for competing purposes in a direct challenge to our intellectual property position. As we continue to create market demand for a non-surgical, non-invasive way to treat vaginal laxity, sexual dysfunction, and SUI competitors may enter the market with other products making similar or superior claims. We expect that any competitive advantage we may enjoy from our current and future innovations may diminish over time, as companies successfully respond to our innovations, or create their own. Consequently, we believe that we will have to continuously innovate and improve our technology or develop new products to compete successfully. If we are unable to develop new products or innovate successfully, the Viveve System could become obsolete and our revenue will decline as our customers purchase competing products.

We outsource the manufacturing and repair of key elements of the Viveve System to a single manufacturing partner.

We outsource the manufacture and repair of the Viveve System to a single contract manufacturer, Stellartech. If Stellartech’s operations are interrupted or if Stellartech is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites, and we may be required to seek new manufacturing partners in the future. Stellartech has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair components making up the Viveve System. In addition, Stellartech is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If Stellartech or any future manufacturing partner fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. In addition, as of the date of this report, the development and manufacturing agreement under which Viveve and Stellartech operate has expired without any subsequent extension or renewal by the parties and the minimum conditions to the licenses granted therein have not been satisfied by us. Although the parties continue to operate under the terms of this agreement, our manufacturing operations could be adversely impacted if we are unable to enforce Stellartech’s performance under this agreement, or enter into a new agreement with Stellartech, or a potential new manufacturer, if necessary, upon favorable terms or at all.

Our manufacturing operations and those of our key manufacturing subcontractors are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

The single source supply of the Viveve System from Stellartech could not be replaced without significant effort and delay in production. Also, several other components and materials that comprise our device are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and we rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture the Viveve System until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

●	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

●	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

●	a lack of long-term supply arrangements for key components with our suppliers;

●	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

●	difficulty locating and qualifying alternative suppliers for our components in a timely manner;

●	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;

●	delay in delivery due to suppliers prioritizing other customer orders over our orders;

●	damage to our brand reputation caused by defective components produced by our suppliers;

●	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and

●	fluctuation in delivery by our suppliers due to changes in demand from us or from their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

If, in the future, we decide to perform additional manufacturing functions internally that we currently outsource, our business could be harmed by our limited manufacturing experience and related capabilities.

In the future, for financial or operational purposes, we may elect to perform component or system manufacturing functions internally. Our limited experience with manufacturing processes could lead to difficulties in producing sufficient quantities of manufactured items that meet our quality standards and that comply with applicable regulatory requirements in a timely and cost-effective manner. In addition, if we experience these types of manufacturing difficulties, it may be expensive and time consuming to engage a new or previous subcontractor or supplier to fulfill our replacement manufacturing needs. The occurrence of any of these events could harm our business.

If the Viveve System malfunctions or if we discover a manufacturing defect that could lead to a malfunction, we may have to initiate a product recall or replace components, which could adversely impact our business.

Problems in our manufacturing processes, or those of our manufacturers or subcontractors, which lead to an actual or possible malfunction in any of the components of our device, may require us to recall product from customers or replace components and could disrupt our operations. Our results of operations, reputation and market acceptance of our products could be harmed if we encounter difficulties in manufacturing that result in a more significant issue or significant patient injury and delays our ability to fill customer orders.

We may not be able to develop an alternative cooling module that will be in compliance with changing environmental regulations in a timely or cost-effective manner.

Our cooling module relies upon a hydrofluorocarbon, or HFC, called R134a, to protect the outer layer of the tissue from over-heating while the device delivers RF energy to the submucosal tissue. New environmental regulations phasing out HFCs over the next decade have been adopted or are under consideration in a number of countries. Since 2007, European Union directives aimed at the automotive industry require the phase-out of HFCs and prohibit the introduction of new products incorporating HFCs and it is currently anticipated that such directives may impact the medical device industry. As a result, if we are unable to develop an alternative cooling module for our device which is not dependent on HFCs in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

In addition, the impending restrictions on HFCs have reduced their current availability, as suppliers have less of an incentive to expand production capacity or maintain existing capacity. This change in supply could expose us to supply shortages or increased prices for R134a, which could impair our ability to manufacture our device and adversely affect our results or operations. HFCs may also be classified by some countries as a hazardous substance and, therefore, subject to significant shipping surcharges that may negatively impact profit margins.

We rely on a limited number of suppliers and third-party manufacturers, and if they are unable or unwilling to continue to work with us, our business could be materially adversely affected.

We rely on a limited number of suppliers and third-party manufacturers. Our reliance on them increases our risk since in the event of an interruption from one or more of them, we may not be able to develop alternative resources without incurring additional costs or delays.

We forecast sales to determine requirements for components and materials used in Viveve procedures, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.

We keep limited materials, components and finished product on hand. To manage our manufacturing operations with our suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to twelve months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business expands, our demand for components and materials would increase and our suppliers may be unable to meet our demand. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of the Viveve System to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction that our customers have with our business.

Even though we require training for users of the Viveve System, and we do not sell it to non-physicians, there exists a potential for misuse, which could harm our reputation and our business.

Outside of the U.S., our independent distributors sell in many jurisdictions that do not require specific qualifications or training for purchasers or operators of the Viveve System. We do not supervise the procedures performed with the device, nor can we be assured that direct physician supervision of our equipment occurs according to our recommendations. We and our distributors require purchasers of our device to undergo an initial training session as a condition of purchase, but do not require ongoing training. In addition, we prohibit the sale of the device to companies that rent it to third parties, but we cannot prevent an otherwise qualified physician from contracting with a rental company in violation of his or her purchase agreement with us.

In the U.S., we only sell the Viveve System to licensed physicians who have met certain training requirements. However, current federal regulations will allow us to sell our device to “licensed practitioners,” The definition of “licensed practitioners” varies from state to state. As a result, the Viveve System may be operated by licensed practitioners with varying levels of training, and in many states by non-physicians, including physician assistants, registered nurses and nurse practitioners. Thus, in some states, the definition of “licensed practitioner” may result in the legal use of the Viveve System by non-physicians.

The use of our device by non-physicians, as well as noncompliance with the operating guidelines set forth in our training programs, may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Product liability suits could be brought against us due to defective design, labeling, material or workmanship, or misuse of the Viveve System, and could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If the Viveve System is defectively designed, manufactured or labeled, contains defective components or is misused, we may become subject to substantial and costly litigation by our customers or their patients. Misusing the device or failing to adhere to operating guidelines could cause serious adverse events. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. We may, in the future, be involved in litigation related to the use of the device. Product liability claims could divert management’s attention from our business, be expensive to defend and result in sizable damage awards against us. We may not have sufficient insurance coverage for all future claims. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and reduce product sales. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our operating results.

After-market modifications to treatment tips by third parties and the development of counterfeit products could reduce our sales, expose us to product liability litigation and dilute our brand quality.

Third parties may introduce adulterated after-market modifications to our treatment tips, which enable re-use of treatment tips in multiple procedures. Because the treatment tips are designed to withstand a finite number of pulses, modifications intended to increase the number of pulses could result in patient injuries caused by the use of worn-out or damaged treatment tips. In addition, third parties may seek to develop counterfeit products that are compatible with the Viveve System and available to practitioners at lower prices. If security features incorporated into the design of the device are unable to prevent after-market modifications to the treatment tips or the introduction of counterfeit products, we could be subject to reduced sales, product liability lawsuits resulting from the use of damaged or defective goods and damage to our reputation.

A data breach or cyberattack affecting our devices, information technology systems, or protected data could expose us to regulatory liability and litigation and dilute our brand quality.

Our information technology systems and the Viveve System, like other medical devices with software that may be accessible in some manner to users, are vulnerable to security breaches, cyberattacks, malicious intrusion, breakdown, destruction, loss of data privacy, or other significant disruption. We also collect, manage, and process protected personal information, including health information, in connection with our operations. A significant breach, attack, or other disruption could result in adverse consequences, including increased costs and expenses, regulatory inquiries, litigation, problems with product functionality, reputational damage, lost revenue, and fines or penalties. We invest in systems and technology and in the protection of our products and data to reduce the risk of an attack or other significant disruption. However, there can be no assurance that these measures and efforts will prevent future attacks or other significant disruptions to our information technology systems and the Viveve System. Additionally, Viveve products have no WiFi nor do they contain a receiver or transmitter effectively making a cyber attack impossible.

We depend on skilled and experienced personnel to operate our business effectively. If we are unable to recruit, hire and retain these employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. While we have employment contracts with our Chief Executive Officer and our Vice President of Finance and Administration (Principal Accounting and Financial Officer), these officers and other key employees may terminate their employment at any time. The loss of any senior management team members could weaken our management expertise and harm our business.

Our ability to retain our skilled labor force and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering and sales and marketing employees, as well as independent distributors, most of whom are geographically dispersed and must be trained in the use of our device and benefits of the Viveve System and treatment. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

Any acquisitions or in-licenses that we make could disrupt our business and harm our financial condition.

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may also consider joint ventures and other collaborative projects, including in-license opportunities. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies, as applicable, on favorable terms or at all. Furthermore, the integration of any acquisition or in-license and management of any collaborative project may divert management’s time and resources from our business and disrupt our operations. We do not have any experience with acquiring companies or products or in-licensing of technologies. If we decide to expand our product offerings, we may spend time and money on projects that do not increase our revenues. Our inability to identify and secure such opportunities may harm our financial condition and our ability to compete and grow our business.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations which could affect our ability to realize tax benefits from our net operating losses.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations. As of December 31, 2019, we had federal and state net operating loss carryforwards (“NOLs”), of approximately $77.3 million and $6.2 million, respectively, due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” can be subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from past ownership changes, including in connection with this offering. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code.  In addition, under the Tax Cuts and Jobs Act (the “Tax Act”), the amount of future NOLs that we are permitted to deduct in any taxable year is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. In addition, the Tax Act generally eliminates the ability to carry back any future NOL to prior taxable years, while allowing unused future NOLs to be carried forward indefinitely. There is a risk that due to changes under the Tax Act, regulatory changes, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.

Risks Related to Regulatory Matters

We or our distributors may be unable to obtain or maintain international regulatory clearances or approvals for our current or future products, or our distributors may be unable to obtain necessary qualifications, which could harm our business.

Sales of the Viveve System internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and marketing approval or clearance is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or clearances, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

If we fail to maintain regulatory approvals and clearances, or if we are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for the Viveve System or any future products we may develop or acquire, including product enhancements, our business and results of operations could be adversely affected.

The Viveve System is, and any future products we may acquire or develop will be, subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, (unless the device is exempt from the 510(k) requirements), has been classified pursuant to a de novo classification request, or is the subject of an approved premarket approval application, or PMA. The FDA will permit marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to a previously cleared and legally marketed device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMA, referred to as a predicate device. Devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA, unless a de novo submission is appropriate. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA a reasonable assurance of the safety and efficacy of the device for its intended use.

If the FDA has not issued a regulation classifying a particular type of device as Class I, and if there is no known predicate for a device and/or its indication, the device is automatically Class III, regardless of the risk the device poses. If a device is automatically/statutorily classified into Class III in this manner, a company can petition FDA to reclassify the category of devices into Class II or Class I via a process known as “Evaluation of Automatic Class III Designation,” which is typically referred to as the de novo process. The direct de novo process allows a company to request that a new product classification be established without the company first submitting a 510(k) notification for the device. Our plan is to seek FDA authorization to market the Viveve System for the treatment of vaginal tissue to improve sexual function and SUI by utilizing the direct de novo process. However, we cannot predict when or if such de novo classification will be obtained. If FDA fails to reclassify the device pursuant to the de novo process, we will be required to seek FDA premarket approval (via the more stringent PMA process) for the Viveve System. Delays in receipt of FDA clearance or approval or failure to receive FDA clearance or approval could adversely affect our business, results of operations and future growth prospects.

Our marketed products may be used by physicians for indications that are not cleared by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the FDCA and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising promotional materials and training methods may not promote or encourage unapproved uses. Therefore, we may not provide information to physicians or patients that promote off-label uses, except in limited circumstances, such as in response to unsolicited requests for off-label information or the distribution of scientific and medical publications under certain circumstances. The FDA does not generally restrict physicians from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear products, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

If the Office of Inspector General within the Department of Health and Human Services, the U.S. Department of Justice (DOJ), or another federal or state agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products may result in injuries that lead to product liability suits, which could be costly to our business.

In addition to the FDA restrictions on our marketed products, other state and federal healthcare laws have been applied by DOJ and state attorneys general to restrict certain marketing practices in the medical device industry. While physicians may generally prescribe and administer products for off-label uses, if we engage in off-label promotion, we may be subject to civil or criminal penalties including significant fines and could be prohibited from participating in government healthcare programs such as Medicaid and Medicare. Even if we are successful in resolving such matters without incurring penalties, responding to investigations or prosecutions will likely result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business, operating results, financial condition and ability to finance our operations. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If we modify an FDA-cleared device, we may need to seek and obtain new clearances, which, if not granted, would prevent the sale of our modified product or require us to redesign the product.

Any modifications to an FDA-cleared device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. We may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing product in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and potential future profitability. We have made modifications to our device in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified device, which could harm our operating results and require us to redesign the product.

Clinical trials necessary to support a 510(k)notification, de novo petition or PMA application will be expensive and will require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials may prevent us from commercializing our current product or any modified or new products and will adversely affect our business, operating results and prospects.

The FDA has asked us to conduct a clinical study, pursuant to the agency’s investigational device exemption, or IDE, regulations, to support a future product submission for the Viveve System. Initiating and completing clinical trials necessary to support a 510(k) notification, de novo petition, or PMA application for the Viveve System, as well as other possible future product candidates, is time consuming and expensive and the outcome is uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies will require the enrollment of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the desirability of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators and support staff, the proximity of patients to clinical sites, the ability of patients to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product or if they determine that the treatments received under the trial protocols are not desirable or involve unacceptable risk or discomfort.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance or approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval or clearance and attempted commercialization of our product or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

If the third parties on which we rely to conduct our clinical trials and to assist us with preclinical development do not perform as contractually required or expected, we may not be able to obtain the regulatory clearance or approval which would permit us to commercialize our products.

We do not have the ability to independently conduct the preclinical studies and clinical trials for our product, therefore we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct the studies and trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or be able to successfully commercialize, our product on a timely basis, if at all. In that event, our business, operating results and prospects may be adversely affected.

The results of our clinical trials may not support our proposed product claims or may result in the discovery of adverse side effects. Any of these events could have a material adverse impact on our business.

It cannot be certain that the results of the clinical trials will support our proposed claims for the Viveve System, that the FDA or foreign authorities will agree with our conclusions regarding them or that even if our product receives regulatory approval or clearance, that it will not later result in adverse side effects that limit or prevent its use. Success in preclinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and preclinical studies. The clinical trial process may fail to demonstrate that our product is safe and effective for the proposed indicated uses. Any delay of our clinical trials or failure by the FDA or other foreign authorities to accept our product claims will delay, or even prevent, our ability to commercialize our product and generate revenues.

For example, in April 2020 we reported the topline results of our Viveve II clinical trial consisting of a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company's proprietary, Cryogen-cooled Monopolar Radiofrequency (CMRF) technology for the improvement of sexual function in women following vaginal childbirth. The data showed that the VIVEVE II study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) score at 12 months.

We continue to advance our clinical development program in stress urinary incontinence (SUI) and are conducting a short-term feasibility study under an Investigational Testing Application approved by the Canadian Ministry of Health. The feasibility study is a single-blind, three-arm, three-month study to compare Viveve's CMRF treatment and a cryogen-only sham to an inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. Subject enrollment in the study was completed in March 2020 and results of the SUI feasibility study are targeted for readout in late summer of 2020. However, there is no assurance that the results will be positive. If the data is not positive, our plans to initiate our pivotal PURSUIT trial pending FDA’s approval of Viveve’s Investigational Device Exemption application may not advance. Furthermore, if the data is not positive, our business prospects may be substantially affected and we may need to reevaluate our ability to continue as a going concern and/or seek strategic alternatives.

Even if our product is approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our product, the product could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies, such as the Food and Drug Branch of the California Department of Public Health (CDPH). In particular, we and our suppliers are required to comply with the FDA’s QSR, and International Standards Organization, or ISO, standards for the manufacture of our product and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. In the past, our Sunnyvale, California facility has been inspected by the FDA and CDPH, and observations were noted. The FDA and CDPH have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR. Any future failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions and unanticipated expenditures to address or defend such actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications for repair, replacement or refunds;

●	recall, detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying our requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;

●	operating restrictions;

●	reclassifying a device that previously received a 510(k) clearance or withdrawing a PMA approval that was previously granted;

●	refusal to grant export approval for our product; or

●	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales to suffer and may prevent us from generating revenue. Furthermore, our third-party manufacturers may not currently be, or may not continue to be, in compliance with all applicable regulatory requirements which could result in a failure to produce our product on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted for the Viveve System or future products, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required by the FDA or other foreign regulatory bodies to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

The Viveve System may also be subject to state regulations which are, in many instances, in flux. Changes in state regulations may impede sales. For example, federal regulations may allow the device to be sold to, or on the order of, “licensed practitioners,” as determined on a state-by-state basis. As a result, in some states, non-physicians may legally purchase and operate our device. However, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would cause our reputation, sales and business to suffer.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving the Viveve System or future products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

The Viveve System may, in the future, be subject to product corrections, removals, or recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious, adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. A recall of our product would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. In the future, we may initiate one or more voluntary correction or removal actions involving our product that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the corrections, removals, or recalls when they were conducted.

Federal and state regulatory reforms may adversely affect our ability to sell our product profitably.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our product. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations will be changed, and what the impact of such changes, if any, may be.

For example, in August 2010, the FDA issued its preliminary recommendations on reform of the 510(k) pre-market notification process for medical devices. On January 19, 2011, the FDA announced its “Plan of Action” for implementing these recommendations. The Plan of Action included 25 action items, most of which have now been implemented by the agency. In August 2016, the FDA released its proposals for reforming long-standing procedures and requirements related to modifications to medical devices already on the market. In December 2016, Congress passed the 21st Century Cures Act, which makes multiple changes to FDA’s rules for medical devices as well as for clinical trials, and Congress (passed the Medical Device User Fee reauthorization package in 2017.

The FDA or Congress may implement other reforms in the future. Future reforms could have the effect of making it more difficult and expensive for us to obtain FDA clearance or approval. Such changes may also be made by legislators or regulators in the foreign jurisdictions in which we do business and could similarly affect our operations and profitability in those markets.

In addition, a state could change its statutes or regulations at any time, disallowing sales to particular types of end users or placing restrictions on certain chemicals, such as those used in our cryogen. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels, or in any foreign jurisdiction in which we do business.

Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws associated with our activities outside the U.S. could subject us to penalties and other adverse consequences.

A significant portion of our revenues is and will be from jurisdictions outside of the U.S. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining or keeping business, and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets which we acquire. In recent years, the medical device and pharmaceutical industries have been a focus of the U.S. government’s FCPA enforcement priorities, and settlements often include very significant payments potentially consisting of millions of dollars. Other countries have similar laws to which we may be subject, including the United Kingdom Bribery Act.

In many foreign countries where we operate, particularly in countries with developing economies, it may be a local custom for businesses to engage in practices that are prohibited by the FCPA or other similar laws and regulations. In contrast, we have implemented a company policy requiring our employees and consultants to comply with the FCPA and similar laws. At the present time, we have not conducted formal FCPA compliance training for our foreign distributors and partners, but we are in the process of devising a training schedule for certain of our employees, agents and partners. Nevertheless, there can be no assurance that our employees, partners and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of the FCPA or our policies for which we may be ultimately held responsible. As a result of our anticipated growth, our development of infrastructure designed to identify FCPA matters and monitor compliance is at an early stage. If we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose civil and/or criminal fines and penalties which could have a material adverse effect on our reputation, business, operating results and financial conditions. We may also face collateral consequences, such as debarment and the loss of our export privileges.

Viveve’s relationships with customers and healthcare providers and professionals may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, as well as comparable state and foreign laws, which could expose Viveve to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and physicians play a primary role in the recommendation and prescription of any medical product, including the Viveve System marketed by the Company. Viveve’s future arrangements with customers, healthcare providers and other medical professionals could expose Viveve to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Viveve markets, sells and distributes its medical device products. There are various federal and state healthcare laws and regulations that impose restrictions that may apply to Viveve, and there may also be comparable foreign laws and regulations that similarly could apply to the Company.

The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs. This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers and purchasers, among others. There are similar laws at the state level in the U.S., and several other countries, including the United Kingdom, have enacted similar anti-kickback, fraud and abuse, and healthcare laws and regulations.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HIPAA also imposes criminal liability for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

The federal Physician Sunshine Act requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, referred to together as the Affordable Care Act, require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under title XVIII of the Social Security Act Medicare or under a State plan under title XIX Medicaid or XXI SCHIP of the Social Security Act (or a waiver of such a plan) to report to the Department of Health and Human Services information related to payments and other transfers of value made to or at the request of covered recipients, such as physicians and teaching hospitals, and physician ownership and investment interests in such manufacturers. Payments made to physicians and research institutions for clinical trials are included within the scope of this federal disclosure law.

Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers. Some state laws also require pharmaceutical and medical device companies to comply with the relevant industry’s voluntary compliance guidelines, in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. There may also be comparable foreign laws and regulations that could impact Viveve’s business and operations.

If Viveve’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, the Company may be subject to significant civil, criminal and administrative penalties, damages, or fines. Moreover, if any of the physicians or other providers or entities with whom Viveve expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, or potentially to other sanctions in foreign jurisdictions.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Developing our products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities. We will continue to require substantial funds to support our clinical trials and fund our efforts to expand regulatory clearance or approval for our products, including in the U.S.

As of March 31, 2020, our cash and cash equivalents were approximately $9.0 million. We expect that our cash and cash equivalents will be sufficient to fund our current operations through December 31, 2020. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our historical operating results indicate substantial doubt exists related to the Company's ability to continue as a going concern.

Our financial statements for the fiscal year ended December 31, 2019 have been prepared assuming that our company will continue as a going concern. We have incurred net losses and used significant cash in operating activities since inception. We have an accumulated deficit of approximately $197.9 million, cash and cash equivalents of $13.3 million and working capital of $15.9 million as of December 31, 2019. Additionally, the Company used $31.2 million in cash for operations in the year ended December 31, 2019. These factors raise substantial doubt about our ability to continue as a going concern and satisfying our estimated liquidity needs 12 months from the issuance of the financial statements.

If we continue to experience operating losses, and we are not able to generate additional liquidity through a capital raise or other cash infusion, we might need to secure additional sources of funds, which may or may not be available to us. Additionally, a failure to generate additional liquidity could negatively impact our ability to operate our business.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection for the Viveve System, which may permit third parties to compete against us more effectively.

We rely on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect our technology and Viveve treatment. We have an exclusive license (with a field of use limitation) to one issued U.S. patent and own 4 issued U.S. patents primarily covering our technology and Viveve treatment and methods of use. Additionally, we have 8 pending U.S. patent applications; 73 issued foreign patents; and 14 pending foreign patent applications, some of which foreign applications preserve an opportunity to pursue patent rights in multiple countries. Some of the Viveve System’s components are not, and in the future may not be, protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. Moreover, we do not have patent rights in all foreign countries in which a market may exist, and where we have applied for foreign patent rights, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S.

In addition, competitors could purchase the Viveve System and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to defend our market against competitors’ products and methods, our competitive position and business could be adversely affected.

We have been involved in and may be involved in future costly intellectual property litigation, which could impact our future business and financial performance.

Our industry has been characterized by frequent intellectual property litigation. Our competitors or other patent holders may assert that our device and the methods we employ are covered by their patents. If our device or methods are found to infringe, we could be prevented from marketing the Viveve System. In addition, we do not know whether our competitors or potential competitors have applied for, or will apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use, sell, import or export the Viveve System. We may also initiate litigation against third parties to protect our intellectual property that may be expensive, protracted or unsuccessful. In the future there may be companies that market products for competing purposes in direct challenge to our intellectual property position, and we may be required to initiate litigation in order to stop them. For example, in October 2016 we filed a patent infringement lawsuit against ThermiGen, LLC, ThermiAesthetics, LLC and Dr. Red Alinsod alleging unauthorized use of certain of our patented technologies. based on Viveve’s U.S. Patent Number 8,961,511 (the “‘511 patent”). Viveve, Inc. v. ThermiGen, LLC et al., No. 2:16-cv-1189-JRG(E.D. Tx.), filed October 16, 2016. On October 20, 2017, ThermiGen and ThermiAesthetics filed two petitions for inter partes review (IPR) of the ‘511 patent at the U.S. Patent Trial and Appeal Board (PTAB) challenging the validity of the ‘511 patent claims. ThermiGen, LLC et al. v. Viveve, Inc., No. IPR2018-00088 (October 20, 2017) and ThermiGen, LLC et al. v. Viveve, Inc., No. IPR2018-00089 (October 20, 2017). On June 4, 2018, we entered into a Settlement and License Agreement (the “Settlement Agreement”) with ThermiGen LLC and ThermiAesthetics LLC (“ThermiGen,” collectively) as well as Red Alinsod, M.D. resolving our patent litigation against ThermiGen and Dr. Alinsod. The Settlement Agreement also resolved ThermiGen’s IPR proceedings against the Viveve.

Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and could divert management’s attention from our business. If we lose this kind of litigation, a court could require us to pay substantial damages, and prohibit us from using technologies essential to the Viveve System and Viveve treatment, any of which would have a material adverse effect on our business, results of operations and financial condition. In that event, we do not know whether necessary licenses would be available to us on satisfactory terms, or whether we could redesign the Viveve System or processes to avoid infringement.

Competing products may also appear in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, we could be prevented from marketing the Viveve System in one or more countries.

In addition, we may hereafter become involved in litigation to protect our trademark rights associated with our device name or treatment name. Names used may be claimed to infringe names held by others or to be ineligible for proprietary protection. If we have to change the name of the Company, device or treatment, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. These rules and regulations may also make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

As of June 10, 2020, our officers, directors and principal stockholders, i.e., stockholders who beneficially own greater than 10% of our outstanding common stock, collectively beneficially own approximately 5% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

We are a holding company with no business operations of our own and we depend on cash flow from Viveve, Inc. to meet our obligations.

We are a holding company with no business operations of our own or material assets other than the stock we own in Viveve, Inc. All of our operations are conducted by Viveve, Inc. As a holding company, we will require dividends and other payments from our subsidiary to meet cash requirements. The terms of any agreements governing indebtedness that we may enter into may restrict our subsidiary from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of our subsidiary, our stockholders likely will have no right to proceed against its assets. Creditors of our subsidiary will be entitled to payment in full from the sale or other disposal of the assets of our subsidiary before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Viveve, Inc. is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

●

changes in financial estimates and recommendations by securities analysts concerning our business, the market for our products, the health services industry, or the healthcare and health insurance industries in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, fluctuations in interest rates and international currency fluctuations.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at a depressed price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to the Company being current in our periodic reports filed with the SEC.

We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future, except the cumulative dividend payable on our Series B preferred stock, which could reduce a return in your investment in us. We intend to retain any earnings to develop, carry on, and expand our business. In addition, the terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to stockholders under some circumstances. The terms of our Series A convertible preferred stock and our Series B convertible preferred stock also provide that we may not pay dividends on our common stock without concurrently declaring dividends on each. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if you sell our common stock after our stock price appreciates.

CRG has the right to acquire a significant percentage of our stock upon conversion of its Series B convertible preferred stock and exercise of its warrants and is able to exert significant control over matters pursuant to the protective provisions therein as well as the covenants and other restrictions in the Loan Agreement.

CRG has the right to acquire approximately 46% of our outstanding common stock on a fully-diluted basis, subject to stockholder approval to authorize a sufficient number of common stock, Nasdaq stockholder approval requirements and beneficial ownership restrictions contained in the Series B Certificate of Designation and warrants held by CRG. Even though Series B convertible preferred stock is non-voting stock, and has beneficial ownership restrictions, the Series B Certificate of Designation has protective provisions that will require CRG’s consent to perform certain significant company events. For example, CRG's consent would be necessary to amend our organizational documents, or approve any merger, sale of assets, or other major corporate transaction. This consent requirement could delay or prevent any acquisition of our company on terms that other stockholders may desire and may adversely affect the market price of our common stock. CRG may have interests different than yours. For example, CRG may want us to pursue strategies that deviate from the interests of other stockholders.

The Series B convertible preferred stock has a liquidation preference to our common stock and the Series A convertible preferred stock.

Series B convertible preferred stock has a liquidation preference that gets paid prior to any payment on our common stock (including shares issuable upon the exercise of the warrants) and Series A convertible preferred stock. As a result, if we were to dissolve, liquidate, merge with another company or sell our assets, the holders of our Series B convertible preferred stock would have the right to receive up to approximately $31.68 million plus any unpaid dividend from any such transaction before any amount is paid to the holders of our Series A convertible preferred stock or common stock or pursuant to the redemption rights in the warrants for fundamental transactions. The payment of the liquidation preferences could result in common stockholders, Series A preferred stockholders and warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control. Furthermore, any conversion of Series B convertible preferred stock into common stock will cause substantial dilution to our common stockholders.

If we fail to comply with ongoing Nasdaq listing standards and corporate governance requirements, we could be subject to delisting. Nasdaq delisting could materially adversely affect the market for our shares.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we are required to comply with various continued listing standards, including corporate governance requirements, set forth in the Nasdaq Listing Rules. These standards and requirements include, among other things, (1) an obligation to maintain a Board of Directors, a majority of whom are deemed to be independent and that we maintain an Audit Committee consisting of at least three independent Board Members and (2) an obligation that our listed securities maintain a minimum bid price of $1.00 per share.

On April 21, 2020, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of our common stock for the thirty (30) consecutive business days from March 9, 2020 to April 20, 2020, we no longer meet the minimum bid price requirement.

The letter states that under the Nasdaq Listing Rule 5810(c)(3)(A) and the relief granted as a result of the COVID-19 pandemic, we have 180 calendar days from July 1, 2020, or until December 28, 2020, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days. If we do not regain compliance with Nasdaq Listing Rule 5550(a)(2) by December 28, 2020, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. We intend to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse stock split of our outstanding securities, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. On May 18, 2020, we filed a definitive proxy for our annual meeting, including a approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio in the range of one-for-two (1:2) to one-for-ten (1:10), such ratio to be determined in the sole discretion of the board of directors.

On May 4, 2020, Karen Zaderej resigned from the Company’s board of directors and its committees. Ms. Zaderej was an independent director of the Company, and as a result of her resignation, the Company no longer complies with Nasdaq’s majority independent board requirements as set forth in Nasdaq Listing Rule 5605(b)(1) because a majority of the board of directors is not comprised of independent directors, and Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605(c)(2)(A) because the Audit Committee is not comprised of at least three independent directors.

On May 4, 2020, in accordance with Nasdaq Listing Rules, the Company notified Nasdaq of Ms. Zaderej's resignation and the resulting non-compliance. On May 6, 2020, the Company received a notice from Nasdaq acknowledging the fact that the Company does not meet the requirements of such rules. In accordance with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4) and the Nasdaq notice, to regain compliance with the Nasdaq Listing Rules, the Company has until the earlier of its next annual stockholders meeting or May 4, 2021; or if the next annual stockholders meeting is held before November 2, 2020, then the Company must evidence compliance no later than November 2, 2020. the Company shall have until November 2, 2020 to regain compliance as it expects to have its annual stockholders meeting before such date.

We may not be able to comply with Nasdaq’s minimum bid price requirement or independence standards within the cure period and may be subject to delisting. In the event that our common stock is not eligible for continued listing on Nasdaq or another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

Risks Related to this Offering

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the Nasdaq Capital Market. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that there will be an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology.

In particular, forward-looking statements include statements relating to future actions, prospective products, applications, customers and technologies and future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology;

●	whether we are successful in having our medical device approved or cleared for sale by the U.S. Food and Drug Administration, or the FDA, for all indications sought;

●	whether demand develops for our medical device;

●	the impact of competitive or alternative products, technologies and pricing;

●	the adequacy of protection afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	our exposure to, and ability to defend against, third-party claims and challenges to our patents, copyrights, and other intellectual property rights;

●	our exposure to, and ability to defend against, claims related to any third party intellectual property rights;

●	our ability to obtain adequate financing in the future, as and when we need it;

●	our ability to use the proceeds from this offering as discussed in the section entitled “Use of Proceeds;”

●	our ability to regain compliance with The Nasdaq Capital Market continued listing standards;

●	our ability to successfully execute a new sales and marketing strategy in the United States;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in this prospectus and the documents incorporated by reference herein. These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements, except as may be required under applicable law.

USE OF PROCEEDS

If the selling stockholders exercise any 2020 Warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $3.2 million, which we would receive only if all of the 2020 Warrants for which the underlying shares of common stock are being registered were exercised for cash at their present exercise price, which is $0.6371 per share. In the event that the exercise price of the 2020 Warrants is reduced upon a subsequent offering by us at a lower price pursuant to the terms of the 2020 Warrants, the proceeds shall reduce correspondingly. Any proceeds which we receive from the exercise of the 2020 Warrants would be used for working capital and general corporate purposes. We cannot assure you that any of the 2020 Warrants will be exercised.

SELLING STOCKHOLDER

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 10, 2020, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

	Beneficial Ownership of Shares of Common Stock*		Number of Shares	Shares Beneficially Owned Assuming Sale of Shares Registered*
Name of Shareholder	Number of Shares	Percentage	Registered for Resale	Number of Shares	Percentage
Armistice Capital Master Fund Ltd. (1)	822,224	4.99%	840,000	1,088,156	4.99%
Lincoln Park Capital Fund, LLC (2)	822,224	4.99%	1,290,322	1,088,156	4.99%
Hudson Bay Master Fund Ltd. (3)	822,224	4.99%	1,290,322	1,088,156	4.99%
Heights Capital Management, Inc. (4)	822,224	4.99%	1,266,140	1,088,156	4.99%
Bigger Capital Fund, LP (5)	38,990	0.25%	38,990	-	-
District 2 Capital LP (6)	174,600	1.10%	174,600	-	-
Alyeska Funds (7)	163,000	1.03%	163,000	-	-

Total	3,665,485		5,063,374	4,352,625

*

These numbers are based on a total of 15,655,207 shares of common stock outstanding before the exercise of 5,063,374 warrants and resale of such stock, and 20,718,581 shares of common stock outstanding after such exercise and resale.

(1)

Consists of 2019 Warrants to purchase 1,612,903 shares of common stock and 2020 Warrants to purchase 840,000 shares of common stock. Owing to the 4.99% beneficial ownership limitation thereunder, such warrants are exercisable in the aggregate for 822,224 shares within 60 days of June 10, 2020 before giving effect to the resale and for 1,088,156 shares within 60 days of June 10, 2020 after giving effect to the resale. The business address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, L.L.C., 510 Madison Avenue, 7th Floor, New York, New York 10022. Steven Boyd, the managing member of Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Armistice Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares.

(2)

Consists of 525,000 shares of common stock, 2019 Warrants to purchase 1,290,322 shares of common stock and 2020 Warrants to purchase 1,290,322 shares of common stock. Owing to the 4.99% beneficial ownership limitation thereunder, such warrants are exercisable in the aggregate for 297,224 shares within 60 days of June 10, 2020 before giving effect to the resale and for 563,156 shares within 60 days of June 10, 2020 after giving effect to the resale. The business address of Lincoln Park Capital Fund, LLC is 440 North Wells Street, Suite 410, Chicago, Illinois 60654. Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares owned by Lincoln Park Capital Fund, LLC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares.

(3)

Consists of 2019 Warrants to purchase 1,290,322 shares of common stock and 2020 Warrants to purchase 1,290,322 shares of common stock. Owing to the 4.99% beneficial ownership limitation thereunder, such warrants are exercisable in the aggregate for 822,224 shares within 60 days of June 10, 2020 before giving effect to the resale and for 1,088,156 shares within 60 days of June 10, 2020 after giving effect to the resale. The business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, New York 10017. Hudson Bay Capital management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these shares.

(4)

Consists of 2019 Warrants to purchase 1,266,140 shares of common stock and 2020 Warrants to purchase 1,266,140 shares of common stock. Owing to the 4.99% beneficial ownership limitation thereunder, such warrants are exercisable in the aggregate for 822,224 shares within 60 days of June 10, 2020 before giving effect to the resale and for 1,088,156 shares within 60 days of June 10, 2020 after giving effect to the resale. The business address of Heights Capital Management, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the registration statement of which this prospectus is a part.

(5)

Consists solely of 2020 Warrants to purchase shares of common stock exercisable within 60 days of June 10, 2020. The business address of Bigger Capital Fund, LP is 175 West Carver, Huntington, New York 11743. Michael Bigger, the managing member of Bigger Capital GP, LLC, the general partner of Bigger Capital Fund, LP, has the power to vote and dispose of the shares held by Bigger Capital Fund, LP and may be deemed to be the beneficial owner of these shares.

(6)

Consists solely of 2020 Warrants to purchase shares of common stock exercisable within 60 days of June 10, 2020. The business address of District 2 Capital LP is 175 West Carver, Huntington, New York 11743. Eric Schlanger and Michael Bigger, partners of the investment manager of District 2 Capital LP, have the power to vote and dispose of the shares held by District 2 Capital LP and may be deemed to be the beneficial owner of these shares.

(7)

Includes Alyeska Master Fund, L.P., Alyeska Master Fund 2, L.P. and Alyeska Master Fund 3, L.P., or collectively, the Alyeska Funds. Consists solely of 2020 Warrants to purchase shares of common stock exercisable within 60 days of June 10, 2020. The business address of the Alyeska Funds is 77 West Wacker, Suite 700, Chicago, Illinois 60601. Anand Parekh, CEO of Alyeska Investment Group, L.P., manager of each of the Alyeska Funds, has the power to vote and dispose of these shares and may be deemed to be the beneficial owner of these shares.

A person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. As of June 10, 2020 there were 15,655,207 shares of our common stock issued and outstanding.

Some of the selling stockholders are broker-dealers or affiliates thereof as set forth in the table above.

Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the selling stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

MARKET FOR COMMON STOCK

The principal market on which our common stock is being traded is The Nasdaq Capital Market under the symbol “VIVE.” On July 6, 2020, the closing price as reported on The Nasdaq Capital Market of our common stock was $0.568 per share. As of July 6, 2020, we had approximately 119 holders of record of our common stock.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. Any future determination as to our dividend policy will be made at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, covenants in future debt agreements and other factors our board of directors deems relevant. The terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to our stockholders under some circumstances. The terms of the Series B Certificate of Designation will also limit our ability to pay dividends. See “Risk Factors—We do not expect to declare or pay dividends in the foreseeable future.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of March 31, 2020, our historical net tangible book value was $12.6 million, or $1.25 per share of common stock, based on 10,028,203 shares of our common stock outstanding at March 31, 2020. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of March 31, 2020.

Our pro forma net tangible book value attributable to common stock as of March 31, 2020 was $(20.1) million, or $(2.01) per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, taking into account the $32.7 million attributable to the outstanding Series B convertible preferred stock as of March 31, 2020. After giving effect to the sale by us of 5,063,374 shares of our common stock upon the exercise of warrants in this offering at an exercise price of $0.6371 per share, after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value attributable to common stock as of March 31, 2020 would have been $(16.9) million, or $(1.12) per share. This represents an immediate increase in pro forma net tangible book value of $(0.89) per share to our existing stockholders and an immediate dilution of $1.76 per share to our new investors purchasing shares of common stock in this offering.

The following table illustrates the dilution:

Assumed public offering price per share		$0.6371
Net tangible book value per share of common stock as of March 31, 2020	$2.01
Increase per share of common stock attributable to new investors	$(0.89)
Pro forma net tangible book value attributable to common stock per share after this offering		$(1.12)
Dilution per share of common stock to new investors		$(1.76)

The above table is based on 10,028,203 shares of common stock outstanding as of March 31, 2020, and excludes as of that date:

●	10,432,654 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2020, at a weighted-average exercise price of $1.95 per share;

●	23,665,905 shares of warrants to purchase common stock as of March 31, 2020;

●

4,093,287 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of March 31, 2020, along with any additional shares that may be reserved for future issuance under the 2013 Plan Increase (as defined below);

●	772 shares of common stock that are available for future issuance under the Viveve Medical, Inc. 2017 Employee Stock Purchase Plan as of March 31, 2020; and

●	21,350,980 shares of common stock issuable upon the conversion of the Series B convertible preferred stock and the exercise of the CRG Warrants.

The information in the table above gives effect to the 1-for-100 reverse stock split of all of our outstanding shares of common stock effected on September 18, 2019.

To the extent that stock options are exercised or new stock options are issued under our equity incentive plans, there will be further dilution to investors purchasing common stock in this offering. In addition, we need to raise additional capital because of market conditions and strategic considerations. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Also, to the extent that we issue any common stock to vendors, lenders, litigants or potential litigants, the issuance of such securities could result in significant dilution to our stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020 on:

●	an actual basis; and

●

on a pro forma basis to give effect to our sale of 5,063,374 shares of common stock upon the exercise of warrants in this offering and our receipt of the net proceeds therefrom at the exercise price of $0.6371 per share, after deducting estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements for the periods ended March 31, 2020 and 2019, and the related notes thereto, included by reference to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 in this prospectus.

	As of March 31, 2020
	Actual	Pro Forma
	(in thousands)
Cash, cash equivalents and restricted cash	$9,042	12,244
Long term debt obligations	$4,110	4,110
Stockholders’ equity:
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; 1,852,173 shares of Series A issued and outstanding, actual; 1,852,173 shares of Series A issued and outstanding, pro forma; 32,667 shares of Series B issued and outstanding, actual; 32,667 shares of Series B issued and outstanding, pro forma	-	-
Common Stock, par value $0.0001; 75,000,000 shares authorized; 10,028,203 shares issued and outstanding, actual; 15,091,577 shares issued and outstanding, pro forma	1	2
Additional paid-in capital	216,771	219,972
Accumulated deficit	(204,221)	(204,221)
Total stockholders’ equity	$12,551	15,753

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 10,028,203 shares of common stock outstanding as of March 31, 2020, and excludes as of that date:

●	10,432,654 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2020, at a weighted-average exercise price of $1.95 per share;

●	23,665,905 shares of warrants to purchase common stock as of March 31, 2020;

●

4,093,287 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of March 31, 2020, along with any additional shares that may be reserved for future issuance under the 2013 Plan Increase;

●	772 shares of common stock that are available for future issuance under the Viveve Medical, Inc. 2017 Employee Stock Purchase Plan as of March 31, 2020; and

●	21,350,980 shares of common stock issuable upon the conversion of the Series B convertible preferred stock and the exercise of the CRG warrants.

The information above gives effect to the 1-for-100 reverse stock split of all of our outstanding shares of common stock effected on September 18, 2019.

DESCRIPTION OF SECURITIES

The following description of securities, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or our charter, and amended and restated by-laws, or our by-laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our 10,000,000 shares of preferred stock, 5,473,410 shares are designated Series A convertible preferred stock and 100,000 shares are designated Series B convertible preferred stock.

As of June 10, 2020, 15,655,207 shares of our common stock were outstanding, zero shares of our Series A preferred stock were outstanding, and 32,667 shares of our Series B convertible preferred stock were outstanding. Our common stock was held by 119 stockholders of record as of such date.

Common Stock

The holders of common stock are entitled to one vote per share. Our amended and restated certificate of incorporation and amendments thereto and forms of certificates of designation of our Series A preferred stock and Series B preferred stock (collectively, the “Charter”) does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which are presently issued and outstanding as described below or may be designated solely by action of the board of directors and issued in the future.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VIVE.” The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. The directors may from time to time by resolution passed before the issue of any preferred stock of any particular series, fix the number of shares of preferred stock of any particular series, determine the designation of the shares of preferred stock of that series and create, define and attach special rights and restrictions to the shares of preferred stock of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of any stock exchange on which our shares are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions.

Holders of preferred stock will be entitled, on the distribution of our assets or in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or on any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, to receive before any distribution to be made to holders of common stock or any other shares of stock ranking junior to the preferred stock with respect to repayment of capital, but after any distributions shall be made on any Series B preferred stock or any of our existing or future indebtedness, the amount due to the holders of preferred stock in accordance with our Charter with respect to each share of preferred stock held by them, together with all accrued and unpaid cumulative dividends on Series B preferred stock and any preferential dividends on any other series of preferred stock, and all declared and unpaid non-cumulative dividends (if any and if preferential) on any series of preferred stock.

Except for voting rights that may be attached to any series of the preferred stock by the directors, holders of preferred stock will not be entitled to vote at any meeting of our stockholders. Holders of Series A preferred stock and Series B preferred stock do not have any rights with respect to such shares prior to conversion of such shares to common stock. Holders of preferred stock will be given notice of and be invited to attend meetings of our voting stockholders.

It is not possible to state the actual effect of the issuance of any other preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of our common stock;
●	diluting the voting power of our common stock;
●	impairing the liquidation rights of our common stock; and
●	delaying or preventing a change of control without further action by our stockholders.

Below is a description of the terms of the Series A convertible preferred stock and Series B convertible preferred stock.

Series A Convertible Preferred Stock

General. The preferences and rights of the Series A convertible preferred stock are as set forth in a Certificate of Designation of Series A convertible preferred stock, or the Series A Certificate of Designation, included as Exhibit3.5 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series A convertible preferred stock and is qualified in its entirety by the Series A Certificate of Designation. Please refer to the Series A Certificate of Designation for more information on the preferences, rights and limitations of Series A convertible preferred stock. There are no shares of Series A convertible preferred stock outstanding as of June 8, 2020.

Conversion. Each share of Series A convertible preferred stock is convertible at any time at the holder’s option into one share of common stock, which conversion ratio is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series A Certificate of Designation will further provide that we shall not effect any conversion of the Series A convertible preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series A convertible preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series A Preferred Stock Beneficial Ownership Limitation”).

Liquidation Preference. In the event of a liquidation, the holders of Series A convertible preferred stock are entitled to participate on an as-converted-to-common-stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock.

Voting Rights. With certain exceptions, as described in the Series A Certificate of Designation, the Series A convertible preferred stock have no voting rights. However, as long as any shares of Series A convertible preferred stock remain outstanding, the Series A Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series A convertible preferred stock: (a) alter or change adversely the powers, preferences or rights given to the Series A convertible preferred stock or alter or amend the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A convertible preferred stock or (c) effect a stock split or reverse stock split of the Series A convertible preferred stock or any like event.

Dividends. The Series A Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series A convertible preferred stock on an as-converted basis. Other than as set forth in the previous sentence, the Series A Certificate of Designation provides that no other dividends shall be paid on shares of Series A convertible preferred stock and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Repurchase Restrictions. The Series A Certificate of Designation does not provide for any restriction on the repurchase of Series A convertible preferred stock by us while there is any arrearage in the payment of dividends on the Series A convertible preferred stock. There is no sinking fund provision applicable to the Series A convertible preferred stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series A convertible preferred stock. Shares of Series A convertible preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not intend to apply for listing of the Series A convertible preferred stock on any securities exchange or other trading system.

Forum Selection and Waiver of Trial by Jury. The Series A Certificate of Designation sets the state and federal courts sitting in the City of Wilmington (the “Delaware Courts”) or the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”) as the non-exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Series A Certificate of Designation (the “DE and NY Forum Provision”); provided, however, that this DE and NY Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The DE and NY Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the States of Delaware or New York. Additionally, the DE and NY Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the Series A Certificate of Designation, which may discourage the filing of such lawsuits. The purchasers of Series A convertible preferred stock also waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Series A Certificate of Designation; provided, however, that this waiver does not apply to any actions arising under the Securities Act or the Exchange Act. The waiver of a trial by jury may disadvantage a purchaser of the Series A convertible preferred stock to the extent a judge might be less likely than a jury to resolve an action in the purchaser’s favor. Further, if a court were to find this DE and NY Forum Provision or the waiver of jury trial inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters, which could adversely affect our business and financial condition.

Series B Convertible Preferred Stock

General. The preferences and rights of the Series B convertible preferred stock are as set forth in a Certificate of Designation of Series B convertible preferred stock, or the Series B Certificate of Designation, included as Exhibit 3.6 to the registration statement of which this Prospectus forms a part. The following is a summary of the material terms of our Series B convertible preferred stock and is qualified in its entirety by the Series B Certificate of Designation. Please refer to the Series B Certificate of Designation for more information on the preferences, rights and limitations of Series B convertible preferred stock. The Series B convertible preferred stock is owned solely by CRG.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B convertible preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series B convertible preferred stock had been converted to common stock. Amounts payable to the Series B convertible preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of Series B convertible preferred stock or common stock.

Dividends. Holders of the Series B convertible preferred stock are entitled to receive accruing dividends of 12.5% per annum, which dividends are cumulative and quarterly compounded. The holders of Series B convertible preferred stock will be entitled to receive an amount equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. We have an option to pay the Series B convertible preferred stock’s accruing dividend in additional shares of Series B convertible preferred stock.

Conversion.  Subject to the limitation described below, each share of Series B convertible preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $1.53 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below. Series B convertible preferred stock is not convertible until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We are obligated to CRG to seek such Charter amendment to make the Series B convertible preferred stock convertible. We expect to do a reverse stock split of our common stock (subject to stockholder approval) in lieu of such authorized common stock increase and thereafter file a certificate of amendment to the certificate of designation of Series B convertible preferred stock to make such stock convertible to satisfy our obligation to CRG.

Lockup. The Series B convertible preferred stock and any of our common stock issued upon the conversion thereof is subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Forced Conversion. Beginning on November 26, 2020, if the Company’s average market capitalization is at least $150,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series B convertible preferred stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series B convertible preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. A holder of Series B convertible preferred stock may adjust the percentage of the beneficial ownership upon not less than 61 days prior notice. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B convertible preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B convertible preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series B convertible preferred stock for the amount per share otherwise payable upon a liquidation, dissolution or winding up of the Company, upon 30 days prior written notice to the holder of the Series B convertible preferred stock.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of common stock (including shares issuable upon conversion of the Series B convertible preferred stock) outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event (assuming conversion of the Series B convertible preferred stock).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B convertible preferred stock will be entitled to receive upon conversion of the Series B convertible preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B convertible preferred stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B convertible preferred stock.

Voting Rights, etc. Except as otherwise provided in the Series B Certificate of Designation or required by law, the Series B convertible preferred stock has no voting rights. However, as long as any shares of Series B convertible preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B convertible preferred stock, (i) liquidate, dissolve, or wind up the Company; (ii) alter or amend the certificate of incorporation, Series B Certificate of Designation or bylaws of the Company in a manner adverse to the Series B convertible preferred stock; (iii) create or amend the terms of any securities so as to create, securities pari passu or senior to the Series B convertible preferred stock; (iv) purchase, redeem or make any dividend upon shares of capital stock other than certain limited exceptions; or (v) issue any additional Series B convertible preferred stock.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series B convertible preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of common stock.

The Series B convertible preferred stock was issued in book-entry form with VStock Transfer, LLC as preferred stock agent, and is represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B convertible preferred stock and we do not expect a market to develop. We have not listed and do not plan on applying to list the Series B convertible preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The transfer agent for our Series B convertible preferred stock is VStock Transfer, LLC.

Warrants

Below is a description of our warrants to purchase shares of common stock.

CRG Warrants

General. As of June 8, 2020, we had Common Stock Purchase Warrants issued to affiliates of CRG LP, or CRG Warrants, outstanding and exercisable for 9,893,776 shares of common stock. The material terms and provisions of the CRG Warrants are summarized below. This summary of some provisions of the CRG Warrants is not complete. For the complete terms of the CRG Warrants, you should refer to the Form of CRG Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.15 to the registration statement of which this prospectus forms a part.

Exercise of CRG Warrants. Each CRG Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $1.836 per share The CRG Warrants are represented in a certificated form held by the holder thereof. The holder of a CRG Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below, the CRG Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of CRG Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise. CRG Warrants are not exercisable until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We are obligated to CRG to seek such Charter amendment to make the CRG Warrants exercisable. We expect to do a reverse stock split of our common stock (subject to stockholder approval) in lieu of such authorized common stock increase and thereafter amend the CRG Warrants to make them exercisable to satisfy our obligation to CRG.

The exercise price and the number of shares issuable upon exercise of the CRG Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a CRG Warrant, we will issue the shares of common stock issuable upon exercise of the CRG Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any CRG Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the CRG Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the CRG Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the CRG Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Lockup. The CRG Warrants and any of our common stock issued upon the exercise of the CRG Warrants are subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the CRG Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the CRG Warrants. Additionally, as more fully described in the CRG Warrants, in the event of certain fundamental transactions, the holders of the CRG Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the CRG Warrants on any securities exchange or other trading system.

Forum Selection. The CRG Warrants set the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the CRG Warrants (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the CRG Warrants, which may discourage the filing of such lawsuits.

2019 Warrants

General. As of June 10, 2020, we had 1,568,430 Series A Common Stock Purchase Warrants (or Series A warrants) and 7,131,090 Series B Common Stock Purchase Warrants (or Series B warrants), or collectively the 2019 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2019 Warrants are summarized below. This summary of some provisions of the 2019 Warrants is not complete. For the complete terms of the 2019 Warrants, you should refer to the Form of Series A/B Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.13 to the registration statement of which this prospectus forms a part. The 2019 Warrants were issued in book-entry form and are represented only by one or more global warrants deposited with VStock Transfer LLC, the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of the 2019 Warrants. Each 2019 Warrant is exercisable to purchase one share of our common stock, with an initial exercise price equal to $1.55 per share upon issuance thereof, which was reduced to $0.61 per share on April 15, 2020 The 2019 Warrants are governed by the terms of a global warrant held in book-entry form. The holder of an 2019 Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the 2019 Warrants are immediately exercisable upon issuance. The Series A warrants expire on the one (1) year anniversary of the issuance date, and the Series B warrants expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of the 2019 Warrants does not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2019 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The exercise price of the 2019 Warrants is also subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the 2019 Warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the 2019 Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of an 2019 Warrant, we will issue the shares of common stock issuable upon exercise of the 2019 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2019 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2019 Warrants only if the issuance of the shares of common stock upon exercise of the 2019 Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. The 2019 Warrants are presently covered by an effective registration statement and we intend to use commercially reasonable efforts to have such registration statement effective when the 2019 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2019 Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2019 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2019 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2019 Warrants. Additionally, as more fully described in the 2019 Warrants, in the event of certain fundamental transactions, the holders of the 2019 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2019 Warrants on any securities exchange or other trading system.

Forum Selection. The 2019 Warrant sets the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the 2019 Warrant (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2019 Warrant, which may discourage the filing of such lawsuits.

2020 Warrants

General. As of June 10, 2020, we had 4,820,584 Series A-2 Common Stock Purchase Warrants and 242,790 Series B-2 Common Stock Purchase Warrants, or collectively the 2020 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2020 Warrants are summarized below. This summary of some provisions of the 2020 Warrants is not complete. For the complete terms of the 2020 Warrants, you should refer to the Form of Series A-2/B-2 Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.16 to the registration statement of which this prospectus forms a part.

Exercise of 2020 Warrants. Each 2020 Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $0.6371 per share The 2020 Warrants are represented in a certificated form held by the holder thereof. The holder of a 2020 Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the 2020 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of 2020 Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2020 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Subject to stockholder approval for purposes of Nasdaq Listing Rule 5635(d), the exercise price of the 2020 Warrants is subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the Series A warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the 2020 Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a 2020 Warrant, we will issue the shares of common stock issuable upon exercise of the 2020 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2020 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2020 Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the 2020 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2020 Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2020 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2020 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2020 Warrants. Additionally, as more fully described in the 2020 Warrants, in the event of certain fundamental transactions, the holders of the 2020 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2020 Warrants on any securities exchange or other trading system.

Forum Selection. The 2020 Warrants set the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the 2020 Warrants (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2020 Warrants, which may discourage the filing of such lawsuits.

Other Outstanding Warrants

As of June 10, 2020, we have warrants issued and outstanding other than those disclosed above for the purchase of up to 5,136 shares of our common stock, at exercise prices ranging from $272.00 to $950.00 per share.

CRG Registration Rights

In November 2019, we entered into a Registration Rights Agreement with CRG pursuant to which we agreed to, upon request of the majority holders of the registrable securities (consisting of common stock issued or issuable upon the conversion of Series B convertible preferred stock, and common stock issued or issuable upon the exercise of the CRG Warrants), effect the registration of all shares of the registrable securities. Additionally, the Registration Rights Agreement provides that the holders of registrable securities will be entitled to have their stock included on any Company initiated registration statements, subject to limitations including a reduction in the number of shares included in registration statements based on the discretion of any underwriters. The Company will bear the costs of any registration statement effected pursuant to the Registration Rights Agreement, and will provide customary indemnification and reimburse legal fees to participating purchasers. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.19 to the registration statement of which this prospectus forms a part.

2020 Warrants Registration Rights

Pursuant to the terms of the inducement offer letters for the 2020 Warrants, the Company is obligated to register the shares issuable upon the exercise of such warrants.

Delaware as the Exclusive Jurisdiction for State Law Claims

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for: (1) any derivative action or proceeding brought on the Company's behalf; (2) any action asserting a claim of, or a claim based on, breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us or our directors, officers, employees or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our Charter and our amended and restated bylaws (“Bylaws”); or (4) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”); provided, however, that this Delaware Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act.  The Delaware Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits.  The Court of Chancery of the State of Delaware may also reach different judgment or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Antitakeover Effects of Delaware Law and Provisions of our Charter and Bylaws

Certain provisions of the Delaware General Corporation Law and of our Charter and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us unless such takeover or change of control is approved by the board of directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Charter and Bylaws

Our Charter and Bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our Charter, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our Charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws.

Amendment to Charter and Bylaws. As required by the Delaware General Corporation Law, any amendment of our Charter must first be approved by a majority of our board of directors, and if required by law or our Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our Charter must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our Charter provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Outstanding Options and Awards

Stock Options

The Company has issued equity awards in the form of stock options and restricted stock awards (“RSAs”) from two employee benefit plans. The plans include the Viveve Amended and Restated 2006 Stock Plan (the “2006 Plan”) and the Company’s Amended and Restated 2013 Stock Option and Incentive Plan (the “2013 Plan”). The following number of shares and exercise prices are adjusted accordingly for the 1-for-100 reverse stock split effected by us on September 18, 2019.

As of March 31, 2020, there were outstanding stock option awards issued from the 2006 Plan covering a total of 104 shares of the Company’s common stock and no shares are available for future awards. The weighted average exercise price of the outstanding stock options is $992.00 per share and the weighted average remaining contractual term is 2.8 years.

As of March 31, 2020, there are outstanding stock option awards issued from the 2013 Plan covering a total of 10,432,550 shares of the Company’s common stock and there remain reserved for future awards 4,093,287 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $1.94 per share, and the remaining contractual term is 9.7 years.

In January 2020, the board of directors approved the 2020 evergreen provision increasing the total stock reserved for issuance under the 2013 Plan by 2,639,926 shares from 11,872,531 shares to a total of 14,512,457 shares, which was effective January 1, 2020.

Restricted Stock Awards (‘RSA”)

As of March 31, 2020, there were 2,620 shares of unvested restricted stock awards outstanding that have been granted pursuant to RSAs.

2017 Employee Stock Purchase Plan

As of March 31, 2020, the remaining shares available for issuance under our 2017 Employee Stock Purchase Plan were 772 shares.

Quotation on the Nasdaq Capital Market

Our common stock is being traded is The Nasdaq Capital Market under the symbol “VIVE.”

Transfer Agent

The transfer agent of our common stock is VStock Transfer, LLC. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Indemnification of Directors and Officers

Indemnification Provisions included in our Delaware Certificate of Incorporation and Bylaws

Following our change of domicile to Delaware, we were governed by a certificate of incorporation and bylaws (the “DGCL bylaws”) prepared under the Delaware General Corporation Law (the “DGCL”) and approved by our stockholders at the Annual and Special Meeting of Stockholders held on July 22, 2015.

Article X of the certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article X also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article X by our stockholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

The DGCL bylaws provide that each of our directors and officers shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the DGCL exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted prior to such amendment) against any and all Expenses (as defined in the DGCL bylaws), judgments, penalties, damages, liabilities, losses, excise taxes, fines and amounts reasonably paid in settlement that are incurred by the director or officer or on the director’s or officer’s behalf in connection with any threatened, pending or completed Proceeding (as defined in the DGCL bylaws) or any claim, issue or matter therein, which the director or officer is, or is threatened to be made, a party to or participant in by reason of his or her service as our director or officer or as a director or officer of any of our subsidiaries, so long as the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

However, for any action or suit by or in the right of the Company, the indemnification will be limited to Expenses actually and reasonably incurred by the director or officer. Furthermore, no indemnification under such circumstances will be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Company, unless and to the extent of a determination of entitlement to indemnification by the Court of Chancery of the State of Delaware. The rights of this indemnification will continue as to a director or officer after he or she has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Company will indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding was authorized by our board of directors, unless the Proceeding is brought to enforce an officer or director’s rights to indemnification or, in the case of directors, advancement of Expenses under the DGCL bylaws.

The DGCL bylaws also provide that employees other than officers and directors may, in the discretion of our board of directors, be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such employee or on such employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such employee is, or is threatened to be made, a party to or participant in by reason of such employee’s service, so long as such employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided will exist as to an employee after he or she has ceased to be an employee and will inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, we may indemnify any employee seeking indemnification in connection with a Proceeding initiated by the employee only if the Proceeding was authorized by our board of directors.

Article V of the DGCL bylaws requires us to advance all Expenses incurred by or on behalf of any director or officer in connection with any Proceeding within 10 days after we receive a written statement from the director or officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement must be preceded or accompanied by an undertaking by or on behalf of the officer or director to repay any Expenses so advanced if it shall ultimately be determined that the officer or director is not entitled to be indemnified against such Expenses. If a claim for advancement of Expenses is not paid in full within 10 days after receipt by us with the required undertaking, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

We may also, at the discretion of our board of directors, advance any or all Expenses incurred by or on behalf of any employee in connection with any Proceeding in which the employee is involved upon our receipt of a statement or statements from the employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. The statement must reasonably evidence the Expenses incurred by the employee and must be preceded or accompanied by an undertaking by or on behalf of the employee to repay any Expenses so advanced if it is ultimately be determined that the employee is not entitled to be indemnified against the Expenses.

If we do not pay a claim for indemnification by a director or officer in full within 60 days after we receive a written claim for indemnification, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim, and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

The rights to indemnification and advancement of Expenses set forth in the DGCL bylaws shall not be exclusive of any other right which any director or officer may have or acquire under any statute, provision of the certificate of incorporation or the DGCL bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We are required to maintain insurance, at our expense, to protect the Company and any director or officer against any liability asserted against or incurred by the Company or any director or officer, or arising out of any such person’s service to us, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of Article V of the DGCL bylaws.

The provisions of Article V of the DGCL bylaws are deemed to be a contract between us and each director and officer entitled to the benefits thereof at any time while Article V is in effect, and any repeal or modification of Article V will not affect any rights or obligations then existing with respect to any state of facts then existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Indemnification Provisions included in the DGCL

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions, including gifts;
●	covering short sales made after the date of this prospectus;
●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event a selling stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 19, 2020, and as amended on Form 10-K/A on June 18, 2020 and on Form 10-K/A on June 30, 2020;

●	our definitive proxy statement on Schedule 14A, as filed with the SEC on May 18, 2020;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed with the SEC on May 14, 2020; and

●

our Current Reports on Form 8-K filed with the SEC on April 9, 2020, April 15, 2020, April 16, 2020, April 17, 2020, April 24, 2020, May 6, 2020, May 14, 2020 and June 10, 2020 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

The information incorporated by reference is an important part of this prospectus. In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Viveve Medical, Inc.
345 Inverness Drive South, Building B, Suite 250
Englewood, Colorado 80112
Tel: (720) 696-8100

You may also access these documents, free of charge on the SEC's website at www.sec.gov or on our website at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Securities.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Viveve Medical, Inc., 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado, 80112, Attention: Vice President of Finance and Administration, by telephone request to (720) 696-8100, or by e-mail to jrobbins@viveve.com. Our website is located at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

LEGAL MATTERS

Goodwin Procter LLP, Redwood City, California, will pass upon the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, incorporated in this Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

5,063,374 Shares

Common Stock

PROSPECTUS

July 7, 2020